AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 28, 1997
                                                      REGISTRATION NO. 333-22785

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 2
                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                            APPLE ORTHODONTIX, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                                8021                               74-2795193
  (STATE OR OTHER JURISDICTION OF         (PRIMARY STANDARD INDUSTRIAL                (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)         CLASSIFICATION CODE NUMBER)              IDENTIFICATION NUMBER)

                            ------------------------

                                                                             MICHAEL W. HARLAN
                APPLE ORTHODONTIX, INC.                                   APPLE ORTHODONTIX, INC.
             ONE WEST LOOP SOUTH, SUITE 100                            ONE WEST LOOP SOUTH, SUITE 100
                  HOUSTON, TEXAS 77027                                      HOUSTON, TEXAS 77027
                     (713) 964-6882                                            (713) 964-6882
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,       (NAME AND ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE     NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                        OFFICES)

                            ------------------------

                                   COPIES TO:

                    RICHARD S. ROTH                TED W. PARIS
                JACKSON & WALKER, L.L.P.      BAKER & BOTTS, L.L.P.
                     1100 LOUISIANA            3000 ONE SHELL PLAZA
                       SUITE 4200                 910 LOUISIANA
                  HOUSTON, TEXAS 77002         HOUSTON, TEXAS 77002

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
                            ------------------------
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
                                                                PROPOSED        PROPOSED MAXIMUM
            TITLE OF EACH                                       MAXIMUM            AGGREGATE           AMOUNT OF
         CLASS OF SECURITIES              AMOUNT TO BE       OFFERING PRICE         OFFERING          REGISTRATION
          TO BE REGISTERED               REGISTERED(1)        PER SHARE(1)        PRICE(2),(3)           FEE(4)
------------------------------------------------------------------------------------------------------------------
Class A Common Stock, $.001
  par value..........................          --                  --             $32,430,000            $9,828
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------

(1) In accordance with Rule 457(o) under the Securities Act of 1933, as amended, the number of shares being registered and the proposed maximum offering price per share are not included in this table.

(2) Includes shares of Common Stock issuable upon exercise of the Underwriters over-allotment option.

(3) Estimated solely for purposes of calculating the registration fee.

(4) Of this amount, $9,439 has previously been paid.

                            ------------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

******************************************************************************
*                                                                            *
*   INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A    *
*   REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED       *
*   WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT    *
*   BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE          *
*   REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT      *
*   CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR   *
*   SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH   *
*   OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR   *
*   QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.               *
*                                                                            *
******************************************************************************

                  SUBJECT TO COMPLETION, DATED APRIL 28, 1997

PROSPECTUS

                                2,350,000 SHARES

                        [LOGO -- APPLE ORTHODONTIX, INC.]

                              CLASS A COMMON STOCK

                            ------------------------

     All of the 2,350,000 shares of Class A Common Stock ("Common Stock") offered hereby are being sold by Apple Orthodontix, Inc. ("Apple"). Prior to the Offering, there has been no public market for the Common Stock. It is currently estimated that the initial public offering price will be between $10.00 and $12.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Common Stock is entitled to one vote per share while the Class B Common Stock is entitled to three-tenths ( 3/10ths) of a vote per share. The Common Stock has been approved for listing on the American Stock Exchange under the symbol
"AO," subject to notice of issuance.

                            ------------------------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                   SEE "RISK FACTORS" COMMENCING ON PAGE 8.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                       REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                                 UNDERWRITING
                                 PRICE TO       DISCOUNTS AND        PROCEEDS
                                  PUBLIC        COMMISSIONS(1)    TO COMPANY(2)
--------------------------------------------------------------------------------
Per Share................           $                 $                 $
--------------------------------------------------------------------------------
Total(3).................           $                 $                 $
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses payable by the Company, estimated at $5,500,000.

(3) The Company has granted to the Underwriters a 30-day option to purchase up to 352,500 additional shares of Class A Common Stock, on the same terms and conditions as set forth above, to cover over-allotments, if any. If such option is exercised in full, the total Price to the Public, Underwriting
    Discounts and Commissions and Proceeds to the Company will be $          ,
    $          and $          , respectively. See "Underwriting."

                            ------------------------

     The shares of Common Stock are being offered severally by the Underwriters, subject to prior sale, when, as and if accepted by the Underwriters and subject to conditions, including their right to reject orders, in whole or in part. It is expected that delivery of the shares will be made at the offices of Bear, Stearns & Co. Inc., 245 Park Avenue, New York, New York 10167, on or about
          , 1997.
                            ------------------------

BEAR, STEARNS & CO. INC.                        EQUITABLE SECURITIES CORPORATION

           The date of this Prospectus is                      , 1997

                             [Map showing locations
                       of Founding Affiliated Practices]

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANS-ACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK OF THE COMPANY, INCLUDING OVER-ALLOTMENT AND OTHER STABILIZING TRANSACTIONS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

     IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS (AND SELLING GROUP MEMBERS) MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK OF THE COMPANY ON THE AMERICAN STOCK EXCHANGE IN ACCORDANCE WITH RULE 103 OF REGULATION M. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     CONCURRENTLY WITH THE CLOSING OF THE OFFERING, APPLE WILL ACQUIRE, IN SEPARATE TRANSACTIONS (THE "ACQUISITIONS"), SUBSTANTIALLY ALL THE TANGIBLE AND INTANGIBLE ASSETS, AND ASSUME CERTAIN LIABILITIES, OF 31 ORTHODONTIC PRACTICES (COLLECTIVELY, THE "FOUNDING AFFILIATED PRACTICES") IN EXCHANGE FOR CASH AND SHARES OF CLASS A COMMON STOCK, PAR VALUE $.001 PER SHARE, OF APPLE ("COMMON STOCK"). THE NUMBER OF SHARES OF COMMON STOCK TO BE ISSUED IN EACH ACQUISITION WILL DEPEND ON THE INITIAL PUBLIC OFFERING PRICE OF THE COMMON STOCK. ACCORDINGLY, THE DISCLOSURES HEREIN RELATING TO THE SHARES OF COMMON STOCK ISSUED IN CONNECTION WITH THE ACQUISITIONS ARE ESTIMATED, BASED ON AN ASSUMED INITIAL PUBLIC OFFERING PRICE OF $11.00 PER SHARE (THE MIDPOINT OF THE ESTIMATED INITIAL PUBLIC OFFERING PRICE RANGE). UNLESS OTHERWISE INDICATED BY THE CONTEXT, REFERENCES HEREIN TO (I) "APPLE" OR THE "COMPANY" MEAN APPLE ORTHODONTIX,
INC., (II) "AFFILIATED PRACTICES" MEAN THE FOUNDING AFFILIATED PRACTICES AND
ANY ORTHODONTIC PRACTICES WITH WHICH THE COMPANY MAY ENTER INTO SIMILAR RELATIONSHIPS IN THE FUTURE, (III) "NEW CASE STARTS" MEAN THE NUMBER OF NEW PATIENTS BEGINNING TREATMENT DURING A PERIOD OF TIME AND (IV) "CASE ACCEPTANCE RATE" MEAN, FOR ANY SPECIFIED PERIOD OF TIME, THE PERCENTAGE OF POTENTIAL PATIENTS WHO UNDERGO AN INITIAL EXAMINATION AT AN ORTHODONTIC PRACTICE WHO IN FACT ELECT TO BEGIN TREATMENT WITH SUCH EXAMINING ORTHODONTIST.

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, THE INFORMATION IN THIS PROSPECTUS (I) GIVES EFFECT TO THE ACQUISITIONS, (II) ASSUMES THE UNDERWRITERS' OVER-ALLOTMENT OPTION IS NOT EXERCISED AND (III) GIVES EFFECT TO A STOCK SPLIT OF THE OUTSTANDING SHARES OF CLASS B COMMON STOCK, PAR VALUE $.001 PER SHARE ("CLASS B STOCK").

                                   THE COMPANY

     Apple was founded in July 1996 to provide practice management services to orthodontic practices in the United States and Canada. The Company's objective is to provide a full complement of practice management services designed to drive internal growth by enhancing the ability of Affiliated Practices to: (i) deliver quality, affordable orthodontic treatment primarily on a fee-for-service basis; (ii) stimulate demand in their local markets by increasing consumer awareness of the benefits, availability and affordability of orthodontic treatment; and (iii) improve the productivity and profitability of their practices. The Company will also seek to grow through the acquisition of additional Affiliated Practices and the development of satellite offices that complement geographic areas served by existing and future Affiliated Practices. The Company will earn revenue by providing management, administrative, development and other services to Affiliated Practices.

     The Company has entered into definitive agreements to acquire substantially all the tangible and intangible assets and assume certain liabilities of, and provide long-term management services to, the Founding Affiliated Practices. The Founding Affiliated Practices include 31 orthodontists and 58 offices located in 13 states in the United States and in Calgary, Alberta. The Founding Affiliated Practices were selected based on a variety of factors, including the competitive and financial strengths and historical growth of their practices and the potential for future growth in their markets. Apple also considered the local and national reputations of the Founding Affiliated Practices within the orthodontic services industry, their ability to manage multi-location practices providing high levels of quality care and their desire to grow and improve the operating efficiency of their respective practices. For the year ended December 31, 1996, the Founding Affiliated Practices had median patient revenues per practice of approximately $700,000 and average (mean) patient revenues per practice of approximately $800,000.

     The orthodontic services industry is highly fragmented, with over 90% of the approximately 9,000 orthodontists in the United States operating as sole practitioners and less than 2% being affiliated with the only existing public practice management company specializing in orthodontics. The industry currently generates approximately $3.5 billion in annual gross revenues, which have grown steadily at an average rate of 7.5% per year in recent years. Industry data and management's experience indicate that the need for orthodontics significantly exceeds the current demand.

     The Company's business strategy emphasizes (i) implementing a comprehensive operating strategy designed to drive internal growth of the Affiliated Practices and (ii) expanding the Company's network of Affiliated Practices through an aggressive acquisition program.

     The primary elements of the Company's operating strategy are (i) implementing practice-building and external marketing programs designed to generate new patient starts through increased referrals from existing and former patients and the use of multimedia advertising to stimulate demand for treatment services, (ii) offering more affordable payment plans to patients to broaden the market for orthodontic services, (iii) increasing the operating efficiency of the Affiliated Practices by relieving the orthodontists from various time-consuming administrative responsibilities and realizing economies of scale,
(iv) providing a systems-oriented approach to training and education of clinic personnel to improve their communications with patients and potential patients and increase their productivity, (v) developing satellite offices to expand the geographic markets served by Affiliated Practices and (vi) utilizing customized management information systems to provide detailed financial and operating data and related analysis to Affiliated Practices and management. Each of these elements is intended to drive the internal growth of the Affiliated Practices while allowing them to maintain high levels of quality care.

     The Company has implemented its operating strategy at a prototype practice owned and, until June 1996, operated by the Company's Chairman and CEO, John G. Vondrak, D.D.S. This practice has grown substantially since 1989, when Dr. Vondrak acquired it, to approximately $1.9 million of revenues in 1996, placing it among the largest sole-practitioner orthodontic practices in the United States. Among the factors contributing to this growth have been the Company's practice-building program (consisting of a complete training and operating program designed to maximize patient satisfaction levels, generate referrals from existing and former patients and increase case acceptance rates) and external marketing efforts, including television advertising focusing on affordable payment programs offered by that practice. The Company believes this prototype practice has a higher case acceptance rate than the industry average and a higher than average percentage of new case starts generated from patient referrals and multimedia advertising. Management believes that the results of this practice demonstrate the effectiveness of the Company's operating strategy. In July 1996, Dr. Vondrak delegated the operating responsibilities of this practice to a newly hired orthodontist who recently completed her education, so that he could devote his time fully to the formation of the Company. Since this transfer, the continued application of the Company's operating strategy has resulted in a comparable number of case starts based on a comparison of the six-month period ended December 31, 1996 to the corresponding period in the prior year.

     The Company also intends to pursue an aggressive expansion program designed to strengthen its position in its current markets and expand its network of Affiliated Practices into markets it does not currently serve. The Company believes that, due to the highly fragmented nature of the industry, there are numerous orthodontic practices that are attractive candidates to become Affiliated Practices. Additionally, the Company plans to focus on candidates who have strong reputations in their local markets and the desire to implement the Company's operating strategy. The Company intends to leverage the reputations and relationships of the orthodontists affiliated with the Founding Affiliated Practices to identify and develop growth opportunities with candidates to become future Affiliated Practices. Many of these orthodontists hold, or have previously held, leadership roles in various state, regional and national associations or are affiliated with or teach at graduate orthodontic programs at dental schools. The Company believes the visibility and reputation of these individuals, combined with the acquisition experience of management, will provide the Company with certain advantages in identifying, negotiating and consummating future acquisitions.

                                  THE OFFERING

Common Stock offered by the
  Company............................  2,350,000 shares

Common Stock to be outstanding after
  the Offering.......................  4,687,979 shares(1)

Class B Stock to be outstanding after
  the Offering.......................  4,106,852 shares

Voting Rights........................  Holders of Common Stock are entitled to one vote per share and the holders of
                                       Class B Stock are entitled to
                                       three-tenths ( 3/10ths) of a vote per
                                       share. In addition, holders of the Class
                                       B Stock are entitled currently to elect
                                       as a class one member of the Board of
                                       Directors and the holders of the Common
                                       Stock are entitled to elect as a class
                                       all other members of the Board of
                                       Directors. The Common Stock and Class B
                                       Stock possess ordinary voting rights and vote together as a single class in respect of other corporate matters. See "Description of Capital Stock."

Conversion of the Class B Stock......  Each share of Class B Stock will automatically convert to Common Stock on a share-for-share basis (i) in the event of a disposition of such share of Class B Stock by the holder thereof (excluding dispositions to such holder's affiliates), (ii) in the event any person not affiliated with Apple acquires beneficial ownership of 15% or more of the outstanding shares of capital stock of the Company, (iii) in the event any person not affiliated with Apple offers to acquire 15% or more of the outstanding shares of capital stock of the Company,
                                       (iv) in the event the holder of such
                                       share elects to so convert at any time
                                       after the second anniversary of the date of this Prospectus, (v) on the fifth anniversary of the date of this Prospectus or (vi) in the event the holders of a majority of the outstanding shares of Common Stock approve such conversion. In addition, the Company may elect to convert any outstanding shares of Class B Stock into shares of Common Stock in the event 80% or more of the outstanding shares of Class B Stock as of the date of this Prospectus have previously been converted into shares of Common Stock.

Use of proceeds......................  To fund the cash portion of the purchase price for the assets of the Founding
                                       Affiliated Practices, to repay
                                       indebtedness and for general corporate
                                       purposes, which are expected to include
                                       future acquisitions, the development of
                                       satellite offices and future capital
                                       expenditures. See "Use of Proceeds."

Proposed American Stock Exchange
symbol...............................  AO

------------

(1) Includes 2,337,979 shares of Common Stock to be issued in connection with the Acquisitions and excludes (i) an aggregate of 236,363 shares of Common Stock issuable on conversion of $2.6 million in aggregate principal amount of convertible promissory notes (the "Convertible Notes") issued by Apple to TriCap Funding I, L.L.C. ("TriCap") in connection with Apple's organizational financing, which Convertible Notes are convertible into shares of Common Stock at a conversion price equal to $11.00 per share, (ii) an aggregate of approximately 760,000 shares of Common Stock issuable upon exercise of stock options outstanding at a weighted average exercise price of $10.79 per share under Apple's 1996 Stock Option Plan (the "1996 Stock Option Plan"), (iii) approximately 240,000 shares reserved for future issuance under the 1996 Stock Option Plan and (iv) approximately 250,580 shares of Common Stock issuable upon the exercise of a warrant issued to an affiliate of TriCap, with an exercise price per share equal to the price to public per share set forth on the cover page of this Prospectus, which warrant provides that the number of underlying shares will be determined based upon the initial public offering price per share. The number of shares to be outstanding on completion of the Offering will decrease if the initial public offering price is higher, and will increase if the initial public offering price is lower, than $11.00 per share. For example, an aggregate of 4,493,148 shares of Common Stock would be outstanding if that price is $12.00 while an aggregate of 4,921,777 shares of Common Stock would be outstanding if that price is $10.00. See "Management -- 1996 Stock Option Plan."

     EXCEPT WHERE OTHERWISE SPECIFIED, INDUSTRY INFORMATION USED IN THIS PROSPECTUS IS DERIVED FROM THE 1995 JOURNAL OF CLINICAL ORTHODONTISTS ORTHODONTIC PRACTICE STUDY ("1995 JCO STUDY"), A BIENNIAL STUDY, AND RELATES
TO 1994 UNLESS OTHERWISE INDICATED. COMPARABLE INFORMATION FOR 1995 AND 1996 IS NOT EXPECTED TO BE AVAILABLE UNTIL THE RELEASE OF THE 1997 JCO STUDY IN LATE 1997. THE INFORMATION COMPILED IN THE 1995 JCO STUDY RELATES TO ORTHODONTISTS WHO HAVE COMPLETED ACCREDITED GRADUATE ORTHODONTIC TRAINING PROGRAMS AND NEITHER THAT INFORMATION NOR ANY OTHER INDUSTRY INFORMATION SET FORTH IN THIS PROSPECTUS INCLUDES GENERAL DENTISTS WHO ALSO PERFORM ORTHODONTIC SERVICES.

                             SUMMARY FINANCIAL DATA
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     The following selected pro forma financial information assumes Apple has acquired the assets and assumed certain liabilities of the Founding Affiliated Practices, executed Service Agreements with the Founding Affiliated Practices in connection with the Acquisitions and completed the Offering and applied the net proceeds therefrom as described under "Use of Proceeds." This information is derived from the unaudited pro forma consolidated financial statements of Apple and audited financial statements of Apple included elsewhere in this Prospectus.

     The unaudited pro forma consolidated financial statements have been prepared by the Company based on data derived from the historical combined financial statements of the Founding Affiliated Practices included elsewhere in this Prospectus and assumptions deemed appropriate by the Company. The unaudited pro forma financial statements may not be indicative of actual results that might have been obtained if the transactions had occurred on the dates indicated or that may be realized in the future. Neither expected benefits and cost reductions anticipated by the Company nor all costs associated with the Company's present or future cost structure have been reflected in the pro forma financial data. The unaudited pro forma consolidated balance sheet as of December 31, 1996 gives effect to the Acquisitions and the Offering as if those transactions had occurred on December 31, 1996. The pro forma consolidated statements of operations for the year ended December 31, 1996 assume the Company had completed the transactions on January 1, 1996.

                                                YEAR ENDED
                                             DECEMBER 31, 1996
                                        ---------------------------
                                        HISTORICAL     PRO FORMA(1)
                                        ----------     ------------
STATEMENT OF OPERATIONS DATA:
Revenues(2)..........................     $   --        $   18,138
Costs and expenses:
    Salaries, wages and benefits.....        627             7,656
    Orthodontic supplies.............         --             2,548
    Rent.............................         20             1,943
    Advertising and marketing........         --               438
    General and administrative
      expenses.......................        232             3,912
    Depreciation and amortization....          5               869
    Other (income) expenses, net.....         --               (31)
                                        ----------     ------------
    Total costs and expenses.........        884            17,335
                                        ----------     ------------
Income (loss) before income taxes....       (884)              803
Provision for income taxes...........         --               305
                                        ----------     ------------
Net income (loss)....................     $ (884)       $      498
                                        ==========     ============
Net income per share.................                   $      .06
                                                       ============
Shares outstanding(3)................                    7,708,372
                                                       ============

                                             DECEMBER 31, 1996
                                        ---------------------------
                                        HISTORICAL     PRO FORMA(1)
                                        ----------     ------------
BALANCE SHEET DATA:
Working capital......................     $ (929)        $ 11,615
Total assets.........................      1,461           18,236
Long-term debt and capital lease
  obligations, net of current
  portion............................         --              412
Stockholders' equity.................       (884)          15,126

------------

(1) See the Unaudited Pro Forma Combined Financial Statements included elsewhere in this Prospectus for a discussion of the assumptions made and adjustments applied in preparation of this information.

(2) Represents estimated management service revenues calculated by applying the terms of the Service Agreements to the historical operating results of the individual Founding Affiliated Practices. No assumptions were made regarding the anticipated payment plans to be implemented by the Founding Affiliated Practices. See "Business -- Services and
     Operations -- Affordable Payment Plans."

(3) Computed on the basis described in Note GG of the Notes to Unaudited Pro Forma Consolidated Financial Statements.

                                  RISK FACTORS

     IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, PROSPECTIVE INVESTORS SHOULD CONSIDER THE FOLLOWING FACTORS IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING ANY OF THE SHARES OF THE COMMON STOCK OFFERED HEREBY. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACTUAL RESULTS COULD DIFFER FROM THOSE DISCUSSED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH BELOW AND ELSEWHERE IN THIS PROSPECTUS.

ABSENCE OF COMBINED OPERATING HISTORY

     The Company was incorporated in July 1996 and has conducted no operations to date other than in connection with the Offering and the Acquisitions. The Company has entered into agreements to acquire substantially all the assets and assume certain liabilities of the Founding Affiliated Practices concurrently with the closing of the Offering. In connection with the consummation of the Acquisitions, the Company is entering into agreements to provide management services ("Service Agreements") to the Founding Affiliated Practices for initial terms of 20 years (subject to early termination by either party for "cause," which includes a material default by or bankruptcy of the other party). The Founding Affiliated Practices have operated as separate independent entities. There can be no assurance that the process of integrating the management and administrative functions of the Founding Affiliated Practices will be successful or that the recently assembled management group will be able to manage effectively or profitably these operations and successfully implement the Company's operating or expansion strategies. Failure by the Company to successfully implement its operating and expansion strategies would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Strategy" and "-- Service
Agreements."

RELIANCE ON AFFILIATED PRACTICES AND ORTHODONTISTS

     The Company will receive fees for management services provided to the Affiliated Practices under the Service Agreements. It will not employ orthodontists or control the practice of orthodontics by the orthodontists employed by the Affiliated Practices, and its management services revenue generally will depend on revenue generated by the Affiliated Practices. In some cases, the management fees will be based on the costs and expenses the Company incurs in connection with providing management services. The profitability of the Affiliated Practices, as well as the performance of the individual orthodontists employed by the Affiliated Practices, will affect the Company's profitability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview" and "Business -- Service Agreements."

     The revenue of the Affiliated Practices (and, therefore, the success of the Company) is dependent on fees generated by the orthodontists employed by the Affiliated Practices. In connection with the Service Agreements, each orthodontist affiliated with a Founding Affiliated Practice will enter into an employment agreement, substantially all of which will have a five-year term, with the professional corporation or association in which that orthodontist owns an equity interest (and which is a party to a Service Agreement). A substantial reduction in the number of orthodontists employed by or associated with the Affiliated Practices could have a material adverse effect on the financial performance of the Company. The ability of the Affiliated Practices to replace existing orthodontists by attracting new orthodontists may be constrained by the limited number of new orthodontists completing post-graduate orthodontic programs each year. Failure by the Affiliated Practices to employ a sufficient number of orthodontists (whether by renewals of existing employment agreements or otherwise) would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Industry" and "-- Orthodontist Employment Agreements."

RISKS ASSOCIATED WITH EXPANSION STRATEGY

     The success of the Company's expansion strategy will depend on a number of factors, including the Company's ability to (i) identify attractive and willing candidates to become Affiliated Practices, (ii) affiliate with acceptable Affiliated Practices on favorable terms, (iii) adapt the Company's structure to comply with present or future legal requirements affecting the Company's arrangements with Affiliated Practices and comply with regulatory and licensing requirements applicable to orthodontists and facilities operated and services offered by orthodontists, (iv) obtain suitable financing to facilitate its expansion program and (v) expand the Company's infrastructure and management to accommodate expansion. Identifying candidates to become Affiliated Practices and proposing, negotiating and implementing economically feasible affiliations with such groups can be a lengthy, complex and costly process. A shortage of available orthodontists with the skills and experience sought by the Company would have a material adverse effect on the Company's expansion opportunities. Furthermore, the Company anticipates facing substantial competition from other companies to establish affiliations with additional orthodontic practices. There can be no assurance that the Company's expansion strategy will be successful, that modifications to the Company's strategy will not be required, that the Company will be able to effectively manage and enhance the profitability of additional Affiliated Practices or that the Company will be able to obtain adequate financing on reasonable terms to support its expansion program. Furthermore, using shares of Common Stock as consideration for (or in order to provide financing for) future acquisitions could result in significant dilution to then-existing stockholders. In addition, future acquisitions accounted for as purchases may result in substantial annual noncash amortization charges for intangible assets in the Company's statements of operations. See
" -- Competition," " -- Substantial Dilution and Absence of Dividends," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview" and "Business -- Business Strategy."

NEED FOR ADDITIONAL FINANCING

     The Company's expansion strategy will require substantial capital resources. Capital is needed not only for the acquisition of the assets of additional Affiliated Practices, but also for the effective integration, operation and expansion of the Affiliated Practices. In addition, the Affiliated Practices may from time to time require capital for renovation and expansion and for the addition of equipment and technology. The Service Agreements provide for advances by the Company to the Founding Affiliated Practices for working capital requirements (including any deficits in cash flows of Founding Affiliated Practices resulting from, among other things, development of satellite offices) and other purposes. Such loans will generally bear interest at prime plus one percent and will be repayable over varying periods of time not to exceed five years. The proceeds from the Offering will not be sufficient to fund the Company's planned acquisition program in its entirety. The extent to which the Company will be able or willing to use shares of Common Stock to consummate acquisitions or provide future financing will depend on its market value from time to time and, in the case of acquisitions, the willingness of owners of potential Affiliated Practices to accept Common Stock as full or partial payment of acquisition consideration. Using shares of Common Stock for these purposes may result in significant dilution to then-existing stockholders. The Company will require additional capital from outside financing sources in order to continue its expansion program. Although the Company currently believes it will be able to secure additional financing, there can be no assurance that the Company will be able to obtain additional funds when needed on satisfactory terms or at all. Any limitation on the Company's ability to obtain additional financing could have a material adverse effect on the Company's business, financial condition and results of operations. See " -- Substantial Dilution and Absence of Dividends" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

PROCEEDS OF OFFERING PAYABLE TO AFFILIATES

     In connection with the closing of the Acquisitions, the Company will pay, out of proceeds from the Offering, approximately $6.4 million in cash to the owners of the Founding Affiliated Practices, including approximately $455,000 to Dr. Vondrak for the acquisition of his practice. The Company will also use (i) approximately $3.0 million of the proceeds from the Offering to repay the entire principal and interest amounts outstanding under the Convertible Notes, all of which are held by TriCap, and to reimburse the expenses incurred by TriCap on behalf of the Company in connection with the Offering and (ii) approximately $500,000 of such proceeds to pay a financial advisory fee to TriCap Partners, L.L.C. ("TriCap Partners"), an affiliate of TriCap, pursuant to a consulting agreement between Apple and TriCap Partners. The Company has used $230,000 of the funds advanced to it by TriCap to reimburse John G. Vondrak Apple Orthodontix, Inc., one of the Founding Affiliated Practices ("JGVAOI"), for a portion of the organizational expenses of Apple incurred by JGVAOI. The Company intends to reimburse JGVAOI an additional $70,000 from the proceeds of the Offering to repay the remainder of such expenses. See "Use of Proceeds" and "Certain Transactions"

GOVERNMENT REGULATION

     Various federal and state laws regulate the orthodontic services industry. Regulatory oversight includes, but is not limited to, considerations of fee-splitting and corporate practice of orthodontics.

     The laws of many states prohibit business corporations such as the Company from engaging in the practice of orthodontics or employing orthodontists to practice orthodontics and prohibit orthodontists from splitting fees with non-orthodontists. The specific restrictions against the corporate practice of orthodontics, as well as the interpretation of those restrictions by state regulatory authorities, vary from state to state. The restrictions are generally designed to prohibit a non-orthodontic entity (such as the Company) from controlling the professional assets of an orthodontic practice (such as patient records and payor contracts), employing orthodontists to practice orthodontics (or, in certain states, employing dental hygienists or orthodontic assistants), or controlling the content of an orthodontist's advertising or professional practice. The laws of many states also prohibit orthodontists from sharing professional fees with non-orthodontic entities. State orthodontic boards do not generally interpret these prohibitions as preventing a non-orthodontic entity from owning non-professional assets used by an orthodontist in an orthodontic practice or providing management services to an orthodontist for a fee provided certain conditions are met. The Company believes that its operations will not contravene any restriction on the corporate practice of orthodontics and that the management fees it intends to charge for its services are consistent with the laws and regulations of the jurisdictions in which it will operate concerning fee-splitting. There can be no assurance, however, that a review of the Company's business relationships by courts or regulatory authorities will not result in determinations that could prohibit or otherwise adversely affect the operations of the Company or that the regulatory environment will not change, requiring the Company to reorganize or restrict its existing or future operations. The laws regarding fee-splitting and the corporate practice of orthodontics and their interpretation are enforced by regulatory authorities with broad discretion. There can be no assurance that the legality of the Company's business or its relationship with the Affiliated Practices will not be successfully challenged or that the enforceability of the provisions of any Service Agreement will not be limited.

EXTENT OF PROTECTION OF PROPRIETARY RIGHTS

     Apple relies in part on trademark, service mark, trade dress, trade secret, unfair competition and copyright laws to protect its intellectual property rights. There can be no assurance that the actions that have been taken by the Company will be adequate to protect its intellectual property rights from misappropriation by others, that the Company's proprietary information will not become known to competitors, that others will not independently develop substantially equivalent or better intellectual properties that do not infringe on the Company's intellectual property rights or that others will not assert rights in, and ownership of, proprietary rights of the Company. Furthermore, the Company's rights to its "APPLE ORTHODONTIX" common law service mark may be limited in market areas where a similar trademark or service mark may already be in use.

CONTROL BY EXISTING MANAGEMENT AND STOCKHOLDERS

     Following the completion of the Acquisitions and the Offering (and assuming the Convertible Notes will be repaid in full with proceeds from the Offering and will not be converted into shares of Common Stock), Dr. John G. Vondrak, the Company's Chairman and Chief Executive Officer, the other executive officers and directors of the Company as a group, and TriCap will beneficially own approximately 38.6%, 11.3% and 41.0%, respectively, of the outstanding shares of Class B Stock (or an aggregate of approximately 91.0%) and 4.2%, 7.6% and none, respectively, of the outstanding shares of Common Stock (or an aggregate of approximately 11.5%). These persons, if acting in concert, will be able to exercise significant influence over the Company's affairs, elect the entire Board of Directors and (subject to Section 203 of the Delaware General Corporation Law ("DGCL")) control the outcome of any matter submitted to a vote of stockholders. See "Security Ownership of Certain Beneficial Owners and Management."

DEPENDENCE ON KEY PERSONNEL

     The Company's future performance depends in significant part on the continued service of its senior management, including John G. Vondrak, D.D.S. and other key personnel, including LeeAnn Peniche. There can be no assurance that Dr. Vondrak, the Company's senior management and other key employees will continue to work for the Company. Loss of services of those employees could have a material adverse effect on the Company's business, results of operations and financial condition. The success of the Company's growth strategy will also depend on the Company's ability to attract and retain additional high quality personnel. See "Business -- Employees" and "Management."

COMPETITION

     The Company anticipates facing substantial competition from other companies to establish affiliations with additional orthodontic practices. The Company is aware of one public and two private practice management companies focused on orthodontics and several companies pursuing similar strategies in other segments of the health care industry (including dentistry). Certain of these competitors have greater financial and other resources than the Company (including more established trading histories for their shares of common stock, which may be used as currency in making acquisitions). Additional companies with similar objectives may enter the Company's markets and compete with the Company. In addition, the business of providing orthodontic services is highly competitive in each market in which the Company will operate. Each of the Founding Affiliated Practices faces local competition from other orthodontists, general dentists and pedodontists (dentists specializing in the care of children's teeth), some of whom have more established practices. Dentists are not restricted by law or any governmental authority from providing orthodontic services. Management believes the increase in recent years in dentists providing orthodontic services has limited the growth of patient case starts performed by orthodontists. There can be no assurance that the Company or the Affiliated Practices will be able to compete effectively with their respective competitors, that additional competitors will not enter their markets or that additional competition will not have a material adverse effect on the Company. See "Business -- Competition."

RISK OF PROVIDING ORTHODONTIC SERVICES; ADEQUACY OF INSURANCE COVERAGE

     The Affiliated Practices provide orthodontic services to the public and are exposed to the risks of professional liability and other claims. Such claims, if successful, could result in substantial damage awards to the claimants that may exceed the limits of any applicable insurance coverage. Although the Company will not control the practice of orthodontics by the Affiliated Practices, it could be asserted that the Company should be held liable for malpractice of an orthodontist employed by an Affiliated Practice. Each Affiliated Practice has undertaken to comply with all applicable regulations and legal requirements, and the Company maintains liability insurance for itself and it is anticipated that the Company will be named as an additional insured party on the liability insurance policies of the Affiliated Practices. The Founding Affiliated Practices have agreed to maintain comprehensive professional liability insurance, generally with limits of not less than $1.0 million per claim and with aggregate policy limits of not less than $3.0 million per orthodontist and, in the event a Founding Affiliated Practice employs more than one orthodontist, that Founding Affiliated Practices will maintain such insurance with a separate limit for claims against that Founding Affiliated Practice in an amount acceptable to Apple. There can be no assurance, however, that a future claim or claims will not be successful or, if successful, will not exceed the limits of available insurance coverage or that such coverage will continue to be available at acceptable costs. See "Business -- Litigation and Insurance."

LITIGATION WITH ORTHODONTIC CENTERS OF AMERICA

     On December 10, 1996, Orthodontic Centers of America, Inc. ("OCA") filed a complaint in the United States District Court for the Eastern District of Louisiana against Apple, Dr. Vondrak, John G. Vondrak, P.C. and JGVAOI alleging, among other things, misappropriation of trade secrets and certain breaches of a confidentiality agreement executed by Dr. Vondrak, on behalf of John Vondrak, P.C., in favor of OCA. While Apple is not a party to the confidentiality agreement, OCA has alleged that Apple should be bound by its terms as a result of the relationship between Dr. Vondrak and Apple (specifically, OCA has alleged that Dr. Vondrak and Apple are alter egos and, alternatively, that Dr. Vondrak was acting as Apple's agent when he executed the confidentiality agreement). The Company intends to vigorously defend against the claims made by OCA, which, based on the advice of legal counsel, the Company believes are without merit.

POTENTIAL EFFECT OF SHARES ELIGIBLE FOR FUTURE SALE ON PRICE OF COMMON STOCK

     The market price of the Common Stock of the Company could be adversely affected by the sale of substantial amounts of the Common Stock in the public market following the Offering. The shares being sold in the Offering will be freely tradable unless acquired by affiliates of the Company.

     Concurrently with the closing of the Offering, security holders of the Founding Affiliated Practices will receive, in the aggregate, 2,337,979 shares of Common Stock as a portion of the consideration for the assets of their practices. Certain other stockholders of the Company will hold, in the aggregate, an additional 4,106,852 shares of Class B Stock. Those shares are not being offered and sold pursuant to this Prospectus. None of those 6,444,831 shares were acquired in the transactions registered under the Securities Act of 1933, as amended (the "Securities Act"), and, accordingly, such shares may not be sold except in transactions registered under the Securities Act or pursuant to an exemption from registration. In addition, the holders of 2,337,979 of those shares have agreed not to sell any shares of Common Stock owned by them immediately after the consummation of the Acquisitions for a one-year period following the Offering, subject to their right to exercise certain registration rights. After the expiration of such restricted period, all of those shares may be sold in accordance with Rule 144 under the Securities Act, subject to the applicable volume limitations, holding period and other requirements of Rule
144. Substantially all of the outstanding shares of Class B Stock will become eligible for resale pursuant to Rule 144 in October 1997, although such shares will remain subject to a contractual resale restriction during the 180-day period described in the following paragraph.

     The Company, its directors and executive officers, TriCap and all persons acquiring shares of Common Stock in connection with the Acquisitions have agreed not to offer or sell any shares of Common Stock for a period of 180 days (the "180-Day Lockup Period") following the date of this Prospectus without the prior written consent of Bear, Stearns & Co. Inc., except that the Company may issue, subject to certain conditions, Common Stock in connection with acquisitions and awards under the 1996 Stock Option Plan.

     Following completion of the Offering, the Company intends to register the issuance of an additional 2,000,000 shares of its Common Stock under the Securities Act subsequent to completion of the Offering for use by the Company as all or a portion of the consideration to be paid in future acquisitions. Those shares will generally be freely tradable by nonaffiliates after their issuance, unless the sale thereof is contractually restricted. The Company anticipates that the agreements entered into in connection with its future acquisitions will contractually restrict the resale of all or a portion of the shares issued in those transactions for varying periods of time.

     The Company anticipates that, prior to the consummation of the Offering, the Company will have outstanding under the 1996 Stock Option Plan options to purchase approximately 760,000 shares of Common Stock. The Company intends to register the shares issuable upon exercise of options granted under the 1996 Stock Option Plan. See "Management -- 1996 Stock Option Plan" and "Shares Eligible for Future Sale."

NO PRIOR MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

     Prior to the Offering, there has been no public market for the Common Stock, and there can be no assurance that an active trading market will develop or, if a trading market does develop, that it will continue after the Offering. The initial public offering price of the Common Stock, which will be determined through negotiations between the Company and the Underwriters, may not be indicative of the price at which the Common Stock will trade after the Offering. The factors considered in making such determination will include the prevailing market conditions, the financial condition and operating history of the Company and the Affiliated Practices, their prospects and the prospects for the orthodontic services industry in general, the management of the Company and the market price of securities for companies in businesses similar to that of the Company. The securities markets have, from time to time, experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. These fluctuations often substantially affect the market price of a company's common stock. The market prices for securities of physician practice management companies have in the past been, and can in the future be expected to be, particularly volatile. The market price of the Common Stock may be subject to volatility from quarter to quarter depending on announcements regarding the Affiliated Practices and their ability to open new satellite offices, acquisitions by the Company or its competitors, government relations, developments or disputes concerning proprietary rights, changes in reimbursement levels, changes in health care policy in the United States and internationally, the issuance of stock market analyst reports and recommendations, and economic and other external factors, as well as operating results of the Company and fluctuations in the Company's financial results. See "-- Fluctuations in Operating Results" and "Underwriting."

FLUCTUATIONS IN OPERATING RESULTS

     The Company's results of operations may fluctuate significantly from quarter to quarter or year to year. Results may fluctuate due to a number of factors, including the timing of future acquisitions and satellite office openings, seasonal fluctuations in the demand for orthodontic services and competitive factors. Accordingly, quarterly comparisons of the Company's revenues and operating results should not be relied on as an indication of future performance, and the results of any quarterly period may not be indicative of results to be expected for a full year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

CERTAIN ANTI-TAKEOVER PROVISIONS

     Certain provisions of the Company's Restated Certificate of Incorporation (the "Certificate of Incorporation") and Bylaws and of Delaware law could, together or separately, discourage potential acquisition proposals, delay or prevent a change in control of the Company or limit the price that certain investors might be willing to pay in the future for shares of the Common Stock. The Certificate of Incorporation provides for "blank check" preferred stock, which may be issued without stockholder approval, provides for a "staggered" Board of Directors and provides that stockholders may act only at an annual or special meeting of stockholders and may not act by written consent. In addition, certain provisions of the Company's Bylaws restrict the right of the stockholders to call a special meeting of stockholders, to nominate directors, to submit proposals to be considered at stockholders' meetings and to adopt amendments to the Bylaws. The Company also is subject to Section 203 of the DGCL, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business acquisitions with an "interested stockholder" for a period of three years following the date such stockholder became an interested stockholder. See "Description of Capital Stock."

SUBSTANTIAL DILUTION AND ABSENCE OF DIVIDENDS

     Purchasers of shares of Common Stock offered hereby will experience immediate and substantial dilution in the net tangible book value of their shares in the amount of $9.33 per share. See "Dilution." In the event the Company issues additional Common Stock in the future, including shares that may be issued in connection with future acquisitions, purchasers of Common Stock in the Offering may experience further dilution in the net tangible book value per share of Common Stock. The Company has never paid any cash dividends and does not anticipate paying cash dividends on its Common Stock or Class B Stock in the foreseeable future. See "Dividend Policy."

                                  THE COMPANY

     The Company was incorporated in July 1996 and has conducted no operations to date other than in connection with the Offering and the Acquisitions. The Company has entered into agreements to acquire substantially all the assets and assume certain liabilities of the Founding Affiliated Practices concurrently with the closing of the Offering. The Company's principal executive offices are located at One West Loop South, Suite 100, Houston, Texas 77027, and its telephone number is (713) 964-6882.

                                USE OF PROCEEDS

     The gross proceeds from the sale of the shares of Common Stock offered hereby are estimated to be approximately $25.9 million (approximately $29.7 million if the Underwriters' over-allotment option is exercised in full). The net proceeds to the Company from the sale of the shares of Common Stock offered hereby (after deducting the underwriting discounts and commissions and estimated Offering expenses (excluding the repayment of the entire principal and interest amounts outstanding under the Convertible Notes issued to TriCap and the expenses incurred by TriCap on behalf of the Company in connection with the Acquisitions and the Offering)) are estimated to be approximately $22.0 million (approximately $25.6 million if the Underwriters' over-allotment option is exercised in full).

     Of the $22.0 million of net proceeds, the Company intends to use (i) approximately $6.4 million to pay the cash portion of the consideration for the Acquisitions, (ii) approximately $2.6 million to repay TriCap amounts outstanding under the Convertible Notes and approximately $400,000 to reimburse TriCap for expenses incurred by TriCap on behalf of Apple, and (iii) $500,000 to pay a financial advisory fee to an affiliate of TriCap. The remaining net proceeds will be used for general corporate purposes, which are expected to include future acquisitions, the development of satellite offices and future capital expenditures. Other than with respect to the Acquisitions, the Company currently has no agreement or understanding with respect to any future acquisitions. Pending such uses, the net proceeds will be invested in short-term, interest bearing, investment grade securities. See "Management's Discussion and Analysis of Financial Condition and Results of
Operation -- Liquidity and Capital Resources."

     The Convertible Notes were issued in connection with loans made by TriCap in the aggregate amount of $2.6 million to fund Apple's organizational and other expenses incurred prior to the completion of the Offering. The Convertible Notes bear interest at an average rate of 8.5% per annum and are convertible, at the option of either Apple or TriCap, into shares of Common Stock at a conversion price of $11.00 per share. Apple does not currently intend to exercise its conversion rights with respect to the Convertible Notes and, based on a written representation received from TriCap, does not expect TriCap to exercise its conversion rights. Assuming the Convertible Notes are not converted, the indebtedness represented thereby will mature and become due on the closing of the Offering.

                                DIVIDEND POLICY

     It is the Company's current intention to retain earnings for the foreseeable future to support operations and finance expansion. The payment of any future dividends will be at the discretion of the Company's Board of Directors and will depend upon, among other things, the Company's earnings, financial condition, cash flow from operations, capital requirements, expansion plans, the income tax laws then in effect, the requirements of Delaware law and restrictions that may be imposed in the Company's future financing arrangements.

                                    DILUTION

     The pro forma net tangible book value of the Company as of December 31, 1996 was $(0.60) per share of Common Stock, after giving effect to the Acquisitions. Pro forma net tangible book value per share is determined by dividing the pro forma tangible net worth of the Company (pro forma tangible assets less pro forma total liabilities) by the number of shares of Common Stock and Class B Stock to be outstanding after giving effect to the Acquistions. After giving effect to (i) the Acquisitions and (ii) the sale by the Company of an estimated 2,350,000 shares of Common Stock offered at an assumed price of $11.00 per share and the application of the estimated net proceeds therefrom as set forth under "Use of Proceeds," the net pro forma tangible book value of the Company as of December 31, 1996 would have been $1.67 per share. This represents an immediate increase in the net tangible book value of $2.27 per share to existing stockholders and an immediate dilution to new investors purchasing Common Stock in the Offering of $9.33 per share. The following table illustrates the per share dilution to new investors purchasing Common Stock in the Offering:

Assumed initial public offering price
per share(1).........................             $   11.00
Pro forma net tangible book value per
  share as of December 31, 1996
  before the Offering................  $   (0.60)
Increase per share attributable to
  the Offering.......................       2.27
                                       ---------
Pro forma net tangible book value per
  share after the Offering...........                  1.67
                                                  ---------
Dilution per share to initial public
offering investors...................             $    9.33
                                                  =========
------------

     The dilution to new investors purchasing shares in the Offering will increase if the initial public offering price is higher, and will decrease if the initial public offering price is lower, than $11.00 per share.

     The following table sets forth, on a pro forma basis to give effect to the Acquisitions as of December 31, 1996, the number of shares of Common Stock and Class B Stock purchased from the Company, the total consideration to the Company and the average price per share paid to the Company by existing stockholders and the new investors purchasing shares from the Company in the Offering (before deducting underwriting discounts and commissions and estimated offering expenses):

                                          SHARES PURCHASED           TOTAL CONSIDERATION         AVERAGE
                                        ---------------------      -----------------------        PRICE
                                         NUMBER       PERCENT        AMOUNT        PERCENT      PER SHARE
                                        ---------     -------      -----------     -------      ----------
Existing stockholders(2).............   6,444,831       73.3%      $(3,415,000)     (15.2)%       $(0.53)
New investors........................   2,350,000       26.7        25,850,000      115.2          11.00
                                        ---------     -------      -----------     -------
     Total...........................   8,794,831      100.0%      $22,435,000      100.0%
                                        =========     =======      ===========     =======

------------

(1) Before deducting estimated underwriting discount and estimated expenses of the Offering payable by the Company.

(2) Total consideration paid by existing stockholders represents the combined stockholders' equity of the Founding Affiliated Practices before the Offering, adjusted to reflect the payment of $6.4 million in cash as part of the consideration for the Acquisitions. See "Use of Proceeds" and "Capitalization."

                                 CAPITALIZATION

     The following table sets forth the short-term debt and the capitalization of the Company at December 31, 1996 and as adjusted to reflect (i) the Acquisitions and (ii) the sale of 2,350,000 shares of Common Stock offered hereby (assuming an offering price of $11.00 per share) and the application of the estimated net proceeds therefrom. See "Use of Proceeds." This table should be read in conjunction with the unaudited Pro Forma Financial Statements of the Company and the related notes thereto included elsewhere in this Prospectus.

                                                 AS OF
                                           DECEMBER 31, 1996
                                        -----------------------
                                        HISTORICAL    PRO FORMA
                                        ----------    ---------
                                            (IN THOUSANDS)
Short-term debt and capital lease
  obligations:
     Current portion of long-term
      debt and capital lease
      obligations....................     $  515       $   636
                                        ----------    ---------
     Total short-term debt and
      capital lease obligations......     $  515       $   636
                                        ==========    =========
Long-term debt and capital lease
  obligations:
     Long-term debt and capital lease
      obligations, net of current
      portion........................     $--          $   412
Stockholders' equity (deficit):
     Class A Common Stock, $0.001 par
      value, 25,000,000 shares
      authorized;           shares
      issued and outstanding as
      adjusted(1)....................      --                4
     Class B Common Stock, $0.001 par
      value, 4,106,852 shares
      authorized; 4,106,852 shares
      issued and outstanding as
      adjusted.......................          4             4
     Warrant to purchase
      approximately 250,580 shares at
      the initial offering price to
      the public per share, assuming
      a price of $11.00..............      --            1,700
     Additional paid-in capital......      --           14,306
     Retained earnings (deficit).....       (888)         (888)
                                        ----------    ---------
          Total stockholders' equity
            (deficit)................       (884)       15,126
                                        ----------    ---------
          Total capitalization.......     $ (884)      $15,538
                                        ==========    =========
------------

(1) Excludes (i) an aggregate of 236,363 shares of Common Stock issuable on conversion of the Convertible Notes (which are expected to be repaid with proceeds from the Offering), (ii) approximately 760,000 shares of Common Stock subject to options granted pursuant to the 1996 Stock Option Plan and
    (iii) approximately 250,580 shares of Common Stock issuable upon the exercise of a warrant issued to an affiliate of TriCap, with an exercise price per share equal to the price to public per share set forth on the cover page of this Prospectus, which warrant provides that the number of underlying shares will be determined based upon the initial public offering price per share. See "Management -- 1996 Stock Option Plan."

                            SELECTED FINANCIAL DATA
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     The following selected pro forma financial information assumes Apple has acquired the assets and assumed certain liabilities of the Founding Affiliated Practices, executed Service Agreements with the Founding Affiliated Practices in connection with the Acquisitions and completed the Offering and applied the net proceeds therefrom as described under "Use of Proceeds." This information is derived from the unaudited pro forma consolidated financial statements of Apple and audited financial statements of Apple included elsewhere in this Prospectus.

     The unaudited pro forma consolidated financial statements have been prepared by the Company based on data derived from the historical combined financial statements of the Founding Affiliated Practices included elsewhere in this Prospectus and assumptions deemed appropriate by the Company. The unaudited pro forma financial statements may not be indicative of actual results that might have been obtained if the transactions had occurred on the dates indicated or that may be realized in the future. Neither expected benefits and cost reductions anticipated by the Company nor all costs associated with the Company's present or future cost structure have been reflected in the pro forma financial data. The unaudited pro forma consolidated balance sheet as of December 31, 1996 gives effect to the Acquisitions and the Offering as if those transactions had occurred on December 31, 1996. The pro forma consolidated statements of operations for the year ended December 31, 1996 assume the Company had completed the transactions on January 1, 1996.

                                                YEAR ENDED
                                             DECEMBER 31, 1996
                                        ---------------------------
                                        HISTORICAL     PRO FORMA(1)
                                        ----------     ------------
STATEMENT OF OPERATIONS DATA:
Revenues(2)..........................     $   --        $   18,138
Costs and expenses:
    Salaries, wages and benefits.....        627             7,656
    Orthodontic supplies.............         --             2,548
    Rent.............................         20             1,943
    Advertising and marketing........         --               438
    General and administrative
     expenses........................        232             3,912
    Depreciation and amortization....          5               869
    Other (income) expenses, net.....         --               (31)
                                        ----------     ------------
    Total costs and expenses.........        884            17,335
                                        ----------     ------------
Income (loss) before income taxes....       (884)              803
Provision for income taxes...........         --               305
                                        ----------     ------------
Net income (loss)....................     $ (884)       $      498
                                        ==========     ============
Net income per share.................                   $      .06
                                                       ============
Shares outstanding(3)................                    7,708,372
                                                       ============

                                             DECEMBER 31, 1996
                                        ---------------------------
                                        HISTORICAL     PRO FORMA(1)
                                        ----------     ------------
BALANCE SHEET DATA:
Working capital......................     $ (929)        $ 11,615
Total assets.........................      1,461           18,236
Long-term debt and capital lease
  obligations, net of current
  portion............................         --              412
Stockholders' equity.................       (884)          15,126

------------

(1) See the Unaudited Pro Forma Combined Financial Statements included elsewhere in this Prospectus for a discussion of the assumptions made and adjustments applied in preparation of this information.

(2) Represents estimated management service revenues calculated by applying the terms of the Service Agreements to the historical operating results of the individual Founding Affiliated Practices. No assumptions were made regarding the anticipated payment plans to be implemented by the Founding Affiliated Practices. See "Business -- Services and Operations -- Affordable Payment Plans."

(3) Computed on the basis described in Note GG of the Notes to Unaudited Pro Forma Consolidated Financial Statements.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     THE FOLLOWING DISCUSSION AND ANALYSIS CONTAINS CERTAIN STATEMENTS OF A FORWARD-LOOKING NATURE RELATING TO FUTURE EVENTS OR THE FUTURE FINANCIAL PERFORMANCE OF THE COMPANY. SUCH STATEMENTS ARE ONLY PREDICTIONS AND THE ACTUAL EVENTS OR RESULTS MAY DIFFER MATERIALLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "RISK
FACTORS," AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS. THE HISTORICAL RESULTS SET FORTH IN THIS DISCUSSION AND ANALYSIS ARE NOT INDICATIVE OF TRENDS WITH RESPECT TO ANY ACTUAL OR PROJECTED FUTURE FINANCIAL PERFORMANCE OF THE COMPANY. THIS DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND THE RELATED NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

     The Company has conducted no significant operations to date but will be acquiring, in connection with the Acquisitions, tangible and intangible assets and liabilities of, and entering into Service Agreements with, the Founding Affiliated Practices. The Company expects that its future growth will come from
(i) implementing a comprehensive operating strategy designed to drive internal growth of the Affiliated Practices and (ii) entering into Service Agreements with new Affiliated Practices and developing new orthodontic centers (including satellite offices) with existing and future Affiliated Practices.

     Through its Service Agreements, the Company will be providing a full complement of practice management services to the Founding Affiliated Practices in return for management service fees. In general, the Company's management service revenue will be based upon the revenue generated by the Founding Affiliated Practices, less amounts retained by the orthodontic entity. In other cases, the Company's management fee will be based on a percent of revenue generated by the Founding Affiliated Practices plus the reimbursement of expenses. In either case, patient revenue is recognized based on the estimated costs incurred as compared to the total estimated treatment cost, with approximately 24 percent being recognized at the time of initial treatment due to the costs incurred at the time of initial treatment. The balance of the contract revenue is realized pro rata each month over the remaining contract period. The 24% estimated cost at the initial treatment date is consistent with industry standards and includes the estimated costs of diagnostic treatment plan development, initial treatment by orthodontic personnel, orthodontic supplies and associated administrative services. This revenue computation methodology is based on the Company's understanding of accepted industry convention. For Service Agreements with Founding Affiliated Practices in California and Canada, a percentage of revenue of such Founding Affiliated Practices will be calculated to determine service fees payable. Outside California and Canada, the amount retained by the Founding Affiliated Practice will generally be dependent on its financial performance, based on cash receipts and disbursements provided in the Service Agreements. Accordingly, orthodontists affiliated with a Founding Affiliated Practice generally will have a financial incentive to maximize profits of the Founding Affiliated Practice. For a more complete description of the Service Agreements, see "Business -- Service Agreements."

     The expenses incurred by the Company in fulfilling its obligations under the Service Agreements are generally of the same nature as the operating costs and expenses that would have otherwise been incurred by the Founding Affiliated Practices, including salaries, wages and benefits of practice personnel (excluding orthodontists and, in some cases, orthodontic assistants and other professional personnel), orthodontic supplies and office supplies used in administering their clinic practices, the office (general and administrative) expenses of the practices and depreciation and amortization of assets acquired from the Founding Affiliated Practices. In addition to the operating costs and expenses discussed above, the Company will be incurring personnel and administrative expenses in connection with establishing and maintaining a corporate office, which will provide management, administrative, marketing and development and acquisition services.

     In accordance with Staff Accounting Bulletin ("SAB") No. 48, "Transfers of Nonmonetary Assets by Promoters or Shareholders," published by the Securities and Exchange Commission (the "Commission"), the acquisition of the assets and assumption of certain liabilities for all of the Founding Affiliated Practices pursuant to the Acquisitions are accounted for by the Company at the transferors' historical cost basis, with the shares of common stock to be issued in those transactions being valued at the historical cost of the nonmonetary assets acquired net of liabilities assumed. The cash consideration will be reflected as a dividend by Apple to the owners of the Founding Affiliated Practices. SAB No. 48 will not be applicable to any acquisitions made by the Company subsequent to the Offering. It is currently anticipated that the Company's future acquisitions of certain of the assets and liabilities of Affiliated Practices may result in substantial annual noncash amortization charges for intangible assets in the Company's statements of operations.

RESULTS OF OPERATIONS

  HISTORICAL

     The Company has conducted no significant operations to date and will not conduct significant operations until the Acquisitions and the Offering are completed. General and administrative expenses were incurred during the year ended December 31, 1996 in connection with this Offering. The Company has incurred and will continue to incur various legal, accounting, travel, personnel and marketing costs in connection with the Acquisitions and the Offering, $2.6 million of which is being funded through the issuance of Convertible Notes to TriCap and $0.4 million of which is being funded by other advances from TriCap. The Convertible Notes are expected to be repaid from the proceeds of the Offering. See "Use of Proceeds."

  PRO FORMA

     REVENUES. It is anticipated that substantially all the Company's revenues will consist of fees under the Service Agreements. The revenues included in the unaudited pro forma financial statements are calculated by applying the terms of the Service Agreements to the historical financial results of the Founding Affiliated Practices for the year ended December 31, 1996, assuming the Acquisitions had been completed as of January 1, 1996.

     OPERATING EXPENSES. The total pro forma operating expenses do not reflect cost reductions anticipated by the Company or the additional corporate costs that the Company will incur in the future (which will be material). Furthermore, the pro forma operating expenses are based on the expenses incurred by Apple for the period from inception, July 15, 1996, through December 31, 1996. A pro forma adjustment has been made to reflect the incremental amount in excess of reported salaries, wages and benefits of the annual salary compensation of the Company's management excluding acquisitions personnel. No other adjustments were made for estimated expenses that may have been incurred if the Company was organized on January 1, 1996. However, the expenses of the Company do reflect pro forma adjustments to include the costs and expenses of the Founding Affiliated Practices that will be assumed by Apple.

     PROVISION FOR INCOME TAXES. Pro forma income taxes assume that the Company had operated as a tax-paying entity for the year ended December 31, 1996, subject to an effective combined tax rate for state and federal income taxes of 38% for the period.

LIQUIDITY AND CAPITAL RESOURCES

     If the Acquisitions had occurred on December 31, 1996, the Company would have had pro forma working capital of $11.6 million at that date. The approximately $0.4 million of pro forma indebtedness of the Company as of December 31, 1996 consists primarily of capital lease obligations and debt of the practices that Apple has agreed to assume.

     A part of the Company's business strategy is to encourage Affilated Practices to offer more affordable payment plans to patients. The Company does not expect the affordable payment plans to have any significant negative impact on the working capital or liquidity of the Affiliated Practices. Therefore, Apple does not anticipate that the offering by the Affiliated Practices of more affordable payment plans will impair the Company's ability to collect management service revenues from the Affiliated Practices. See "Business -- Services and Operations -- Affordable Payment Plans."

     The Company anticipates making routine capital expenditures for the Founding Affiliated Practices during the remainder of 1997 of approximately $2.0 million to fund, among other things, the development of satellite offices. The average cost of developing a satellite office (which may vary by geographic market) is estimated to be approximately $250,000, including initial working capital requirements. The Service Agreements provide for advances by the Company to the Founding Affiliated Practices for working capital requirements (including any deficits in cash flows of Founding Affiliated Practices resulting from, among other things, development of satellite offices) and other purposes. Such loans will generally bear interest at prime plus one percent and will be repayable over varying periods of time not to exceed five years. It is anticipated that the foregoing capital expenditures will be funded from the Company's cash flow from operations. The Company also expects to make acquisitions of additional orthodontic practices during 1997 that will involve the use of cash and Common Stock.

     Management believes that the existing cash proceeds of the Offering combined with its cash flow from operations will be sufficient to fund planned capital expenditures and ongoing operations of the Company through the end of 1998. The Company is also seeking to establish a revolving bank credit facility and intends to register two million additional shares of Common Stock which, when combined with the Company's cash resources, will be used in the Company's planned acquisition program.

                                    BUSINESS

OVERVIEW

     Apple was founded in July 1996 to provide practice management services to orthodontic practices in the United States and Canada. The Company's objective is to provide a full complement of practice management services designed to drive internal growth by enhancing the ability of Affiliated Practices to: (i) deliver quality, affordable orthodontic treatment primarily on a fee-for-service basis; (ii) stimulate demand in their local markets by increasing consumer awareness of the benefits, availability and affordability of orthodontic treatment; and (iii) improve the productivity and profitability of their practices. The Company will also seek to grow through the acquisition of additional Affiliated Practices and the development of satellite offices that complement existing geographic areas served by existing and future Affiliated Practices. The Company will earn revenue by providing management, administrative, development and other services to Affiliated Practices.

     The Company has entered into definitive agreements to acquire substantially all the tangible and intangible assets and assume certain liabilities of, and provide long-term management services to, the Founding Affiliated Practices. The aggregate consideration that will be paid by Apple to acquire the Founding Affiliated Practices consists of (i) approximately $6.4 million in cash and (ii) 2,337,979 shares of Common Stock.

     The Founding Affiliated Practices include 31 orthodontists and 58 offices located in 13 states in the United States and in Calgary, Alberta. The Founding Affiliated Practices were selected based on a variety of factors, including the competitive and financial strengths and historical growth of their practices and the potential for future growth in their markets. Apple also considered the local and national reputations of the Founding Affiliated Practices within the orthodontic services industry, their ability to manage multi-location practices providing high levels of quality care and their desire to grow and improve the operating efficiency of their respective practices. The Founding Affiliated Practices were selected by Apple based on its management's extensive experience with orthodontic practices in the United States and Canada. Of the 31 Founding Affiliated Practices, nine are corporations (of which the orthodontist is a stockholder and employee), 16 are professional corporations or professional associations (of which the orthodontist is a stockholder and employee) and six are sole proprietorships (owned and operated by the orthodontist). In connection with the Acquisitions, each Founding Affiliated Practice has agreed to operate through a professional corporation. For the year ended December 31, 1996, the Founding Affiliated Practices had revenues ranging from approximately $200,000 to $1.9 million and had average patient revenues of approximately $800,000. See "-- Summary of Terms of Acquisitions."

INDUSTRY

     INDUSTRY OVERVIEW. The orthodontic services industry is highly fragmented, with over 90% of the approximately 9,000 orthodontists in the United States operating as sole practitioners and less than 2% being affiliated with the only existing public practice management company specializing in orthodontics. The industry currently generates approximately $3.5 billion in annual gross revenues, which have grown steadily at an average rate of 7.5% per year in recent years. Based on published industry data, over 70% of orthodontic treatments are performed on a private pay, fee-for-service basis, 25% of treatments are covered by traditional forms of dental insurance (generally with a 50% or greater co-payment by the patient) and the remaining 5% of treatments involve other payment methods, including managed care networks. Managed care represents only a small portion of the payor sources due to the elective nature of most orthodontic treatments. Most orthodontic practices (including all the Founding Affiliated Practices) do not accept payment by Medicare or Medicaid.

     Orthodontic treatments are principally provided by orthodontists who have completed three years of post-graduate studies following graduation from dental school. The number of orthodontists in the United States has grown slowly since 1990, which management believes can be attributed to the limited number of schools offering post-graduate orthodontic programs and the small class size at each of those schools. In addition to orthodontists, a number of dentists provide various orthodontic services. The industry information set forth in this Prospectus does not include orthodontic treatments provided by dentists.

     The table below summarizes certain information from the 1995 JCO Study concerning the United States orthodontic services industry for each of the years presented:

                                          1990         1991         1992         1993         1994
                                       -----------  -----------  -----------  -----------  -----------
Number of orthodontists..............        8,720        8,760        8,856        8,958        9,060
Number of new cases..................    1,308,000    1,314,000    1,416,690    1,478,070    1,540,200
Average fee per case.................  $     3,050  $     3,221  $     3,401  $     3,447  $     3,492

     Based on a 1994 study performed by the Department of Orthodontics, University of Florida College of Dentistry (the "University of Florida Study") and management's experience, the Company believes the need for orthodontics significantly exceeds the current demand. The University of Florida Study, which was funded by a grant from the National Institute of Dental Research and involved a statistical sample of approximately 3,700 children in Florida, concluded that only approximately one out of every five children who need orthodontics receives treatment. The University of Florida Study also indicated that cost was a barrier to orthodontics. Children in higher socioeconomic groups received treatment approximately six times more often than children in lower groups despite no measurable difference in need among the groups. The University of Florida Study did not address the market potential for adult patients, which management believes is significant. The Company believes there is significant opportunity to expand the orthodontic treatment population through improved public awareness of the benefits, availability and affordability of orthodontic treatment.

     THE TRADITIONAL ORTHODONTIC PRACTICE. The traditional orthodontic practice typically involves a single orthodontist, practicing at one primary location or with an average of less than one satellite office, with a small number of orthodontic assistants and business office personnel and, in some cases, an orthodontic associate. According to the 1995 JCO Study, the average orthodontist initiated treatment of 170 new patients in 1994 and maintained approximately 380 active patients. In addition, the 1995 JCO Study reports that only 1.3% of orthodontists use television advertising to promote their practices. In the traditional practice, the orthodontist manages all business aspects of the practice. The use of third-party management services is not typical.

     On an individual practice basis, the 1995 JCO Study reported median annual revenues of $475,000 and median operating income of $191,000 in 1994. The median overhead as a percentage of revenues was 55%, resulting in a 40% median operating margin before orthodontist compensation, interest and taxes. Median down payments were equal to approximately 25% of the total treatment cost. Median case starts and active treatment cases were 170 and 380 per practice, respectively, and the median case acceptance rate was 60%. Individual practices on average generated over one-half of their referrals from dentists and less than 7% of the practices utilized commercial advertising as a referral source. Orthodontists believed they had the ability to increase case starts by 30%, yet the median case starts have not increased significantly since 1981, the first year of data presented in the study.

THE APPLE ORTHODONTIX APPROACH

     The Company believes the traditional orthodontic practice is inefficient and administratively burdensome to orthodontists, and can be financially burdensome to patients, who traditionally pay approximately 25% of the total contract amount as a down payment ($875 when applied to the average fee per case in 1994, according to the 1995 JCO Study). The Company has developed a comprehensive operating strategy designed to improve efficiency, increase the number of new case starts and active cases handled by each orthodontist and relieve orthodontists associated with Affiliated Practices of time-consuming administrative responsibilities. As part of its operating strategy, the Company will assist its Affiliated Practices in developing satellite offices to expand the scope of the geographic areas they serve. The Company will also assist Affiliated Practices in developing and implementing payment programs designed to make orthodontic services more affordable to prospective patients, thereby making their services available to a larger segment of the population in their respective markets.

     The Company has implemented its operating strategy at a prototype practice owned and, until June 1996, operated by the Company's Chairman and CEO, John G. Vondrak, D.D.S. This practice has grown substantially since 1989, when Dr. Vondrak acquired it, to approximately $1.9 million of revenues in 1996, placing it among the largest sole-practitioner orthodontic practices in the United States. Among the factors contributing to this growth have been the Company's practice-building program (consisting of a complete training and operating program emphasizing clear, concise and consistent communications to existing and prospective patients in order to maximize satisfaction levels, generate referrals and increase new case acceptance rates) and external marketing efforts, including television advertising focusing on affordable payment plans offered by that practice. The Company believes this prototype practice has a higher case acceptance rate than the industry average.

     The Company believes its approach provides unique benefits to orthodontists who choose to affiliate with it by providing opportunities for the orthodontist to: (i) drive internal growth by implementing the Company's operating strategy;
(ii) share in the increased profitability resulting from internal growth; (iii) lower costs through economies of scale; (iv) participate in a cost-effective national advertising program; (v) focus on patient care; and (vi) enhance liquidity and diversification.

BUSINESS STRATEGY

     The Company's business strategy emphasizes (i) implementing a comprehensive operating strategy designed to drive internal growth of the Affiliated Practices and (ii) expanding the Company's network of Affiliated Practices through an aggressive acquisition program.

     OPERATING STRATEGY. The primary elements of the Company's operating strategy are (i) implementing practice-building and external marketing programs designed to generate new patient starts through increased referrals from existing and former patients and the use of multimedia advertising to stimulate demand for treatment services, (ii) offering more affordable payment plans to patients to broaden the market for orthodontic services, (iii) increasing the operating efficiency of the Affiliated Practices by relieving the orthodontists from various time-consuming administrative responsibilities and realizing economies of scale, (iv) providing a systems-oriented approach to training and education of clinic personnel to improve their communications with patients and potential patients and increase their productivity, (v) developing satellite offices to expand the geographic markets served by Affiliated Practices and (vi) utilizing customized management information systems to provide detailed financial and operating data and related analysis to Affiliated Practices and management. Each of these elements is intended to drive the internal growth of the Affiliated Practices while allowing them to maintain high levels of quality care. However, operating results at each Affiliated Practice will be largely dependent upon the skills and personality of the orthodontists employed by that Affiliated Practice.

     Management believes that the results of the prototype practice owned by Dr. Vondrak demonstrate the effectiveness of the Company's operating strategy. In July 1996, Dr. Vondrak delegated the operating responsibilities of this practice to a newly hired orthodontist who recently completed her education, so that he could devote his time fully to the formation of the Company. Since this transfer, the continued application of the Company's operating strategy has resulted in a comparable number of case starts based on a comparison of the six-month period ended December 31, 1996 to the corresponding period in the prior year.

     EXPANSION STRATEGY. The Company intends to pursue an aggressive expansion strategy designed to strengthen its position in its current markets and expand its network of Affiliated Practices into markets it does not currently serve. The Company believes that, due to the highly fragmented nature of the industry, there are numerous orthodontic practices that are attractive candidates to become Affiliated Practices. Additionally, the Company plans to focus on candidates who have strong reputations in their local markets and the desire to implement the Company's operating strategy. The Company intends to leverage the reputations and relationships of the orthodontists affiliated with the Founding Affiliated Practices to identify and develop growth opportunities with candidates to become future Affiliated Practices. Many of these orthodontists hold, or have previously held, leadership roles in various state, regional and national associations or are affiliated with or teach at graduate orthodontic programs at dental schools. The Company believes the visibility and reputation of these individuals, combined with the acquisition experience of management, will provide the Company with certain advantages in identifying, negotiating and consummating future acquisitions.

     As consideration for future acquisitions, the Company intends to use various combinations of its Common Stock, cash and notes. The Company intends to register two million additional shares of Common Stock under the Securities Act subsequent to completion of the Offering for use in connection with future acquisitions. These shares will generally be freely tradeable by non-affiliates after their issuance, unless the sale thereof is contractually restricted. The Company anticipates that the agreements entered into in connection with its future acquisitions will contractually restrict the resale of all or a portion of the shares issued in those transactions for varying periods of time.

SERVICES AND OPERATIONS

     The Company will manage all aspects of the Affiliated Practices operations other than the provision of orthodontic treatment. The Company will employ all business personnel at the offices of the Affiliated Practices and, where permitted by applicable law and governmental regulations, also will employ the orthodontic assistants.

     ADMINISTRATIVE. The Company will earn revenue by providing management and other services to the Affiliated Practices, including staffing, education and training, billing and collections, cash management, purchasing, inventory management, payroll processing, employee benefits administration, advertising production and other marketing support, patient scheduling, financial reporting and analysis, productivity reporting and analysis, associate recruiting and support for acquisitions, new site development and other capital requirements. The Company believes the orthodontists at the Affiliated Practices will benefit from the administrative and management support provided by Apple and that these services will substantially reduce the amount of time the orthodontists are required to spend on administrative matters and will enable them to dedicate more time to the growth of their professional practices. Management believes that through economies of scale the Company will be able to provide these services at a lower cost than could be obtained by each of the Affiliated Practices individually. In addition, the Company believes that, due to its size and purchasing power, it will be able to negotiate discounts on, among other things, orthodontic and office supplies, health and malpractice insurance and equipment.

     PRACTICE-BUILDING PROGRAM. Management believes patient satisfaction levels, practice productivity and profitability can be substantially enhanced through a consistent training program emphasizing practice-building techniques. The Company will implement programs designed to generate growth in case starts by increasing (i) referrals from existing and former patients and (ii) case acceptance rates. These programs include a full complement of training, operating and monitoring techniques emphasizing improvements in communications with patients and patient satisfaction levels in all facets of operations, including initial telephone contacts with prospective patients, initial consultations and case presentations and written or telephonic follow-ups after office visits. The Company's programs are designed to result in clear, concise and consistent communications between the patient and the orthodontist and his or her staff. It is management's belief that these programs will have a positive effect on the patients' experience and therefore positively impact the number of patient referrals and case acceptance rates of Affiliated Practices.

     EXTERNAL MARKETING. The Company and the Affiliated Practices will utilize multimedia advertising in local markets to stimulate demand for orthodontic treatment and promote name recognition for Apple and the Affiliated Practices. The general public traditionally has had little information about the availability of orthodontic services or orthodontic fees prior to an initial consultation with an orthodontist. The advertisements will address the two primary barriers to receiving orthodontic treatment, availability and affordability, by focusing on the availability of orthodontic services and the more affordable payment plans offered by the Affiliated Practices. The advertisements will also stress the quality of care available at the Affiliated Practices and the advantage of receiving orthodontic treatment from a professionally trained orthodontist as opposed to a general dentist, and will promote a toll-free number for ease of scheduling an appointment with the local Affiliated Practice.

     Generally, it is anticipated that an Affiliated Practice will spend an amount equal to between 5% and 7% of its net revenues for advertising and marketing, which the Company believes is significantly higher than the industry average for traditional orthodontic practices. The Company will be responsible for subcontracting the production of all broadcast advertising, which will be tailored to meet local requirements. Advertisements will generally be thirty-second television commercials and will include the names of the affiliated orthodontists and the Company. The frequency and airing times for these television ads will be determined by regional media consultants retained by Apple and the Affiliated Practice in order to optimize penetration to target market segments.

     AFFORDABLE PAYMENT PLANS. Orthodontic services primarily involve private pay, fee-for-service treatments. As part of its overall marketing strategy for the Affiliated Practices, the Company intends to encourage the Affiliated Practices to make orthodontic services available to a larger portion of the population in their respective markets by offering more affordable payment plans. Many of the Founding Affiliated Practices have historically received a down payment equal to 25% of the total cost of services, with the remaining amount paid equally over the term of treatment. It is contemplated that the typical payment plan utilized after the Offering would consist of a modest initial down payment and monthly payments thereafter for the duration of the treatment period, generally between 26 and 34 months. Those Affiliated Practices that offer the affordable payment plans will experience an initial decrease in working capital. However, the Company believes the decrease in working capital caused by the change in payment plans will be offset by an increase in the number of patients receiving orthodontic treatment due to the combined effect of advertising, offering more affordable payment plans and the use of its practice-building program. The Company believes that offering more affordable payment plans combined with the use of advertising will result in an increase in the number of patients inquiring about orthodontic treatment. The Company also believes that this anticipated increase combined with the use of its internal marketing programs will result in an increase in the number of patients receiving orthodontic treatment at the Affiliated Practices.

     SATELLITE OFFICES. The Company intends to develop additional satellite offices (or branch locations) within selected markets served by the Affiliated Practices. The Company believes that the satellite offices will increase the geographic area served by the Affiliated Practices, thereby (i) increasing the potential market, (ii) leveraging the advertising budget of the Affiliated Practices and (iii) achieving critical mass within its existing markets. It is anticipated that the satellite offices will generally be located in high traffic, retail-oriented areas.

     Satellite offices developed by the Company will be staffed either on a part-time basis by an orthodontist from an Affiliated Practice or on a full-time basis by a newly recruited orthodontist, depending on the potential for additional patients. The average cost of developing a satellite office (which may vary by geographic market) is estimated to be approximately $250,000, including initial working capital requirements. The Company will provide management services and capital to develop satellite offices. The Company will be responsible for selecting the site, negotiating the lease, designing the office layout and furnishing the satellite office. The Company will also assist the Affiliated Practices in recruiting orthodontists and support staff for those satellite offices, which will be open full-time.

     TRAINING AND EDUCATION. Staff and practice development programs are an integral part of the Company's operating strategy. The Company believes its programs will (i) increase the motivation and overall performance of the staff,
(ii) improve the level of patient satisfaction achieved by the Affiliated Practices and (iii) improve the Company's ability to attract and retain qualified personnel, which will collectively result in increased referrals from existing and former patients and increased case acceptance rates for the Affiliated Practices. The Company will provide each Affiliated Practice with consulting and educational services. These services include a full training program covering all non-orthodontic aspects of the practice and specific training designed for the efficient and effective use of the Company's management information system.

     Specifically, the Company's training program will provide each member of the practice, from the receptionist to the orthodontist, with guidelines for addressing questions and concerns of prospective and existing patients, techniques for explaining treatment procedures and length of treatment, parameters for establishing appropriate financial arrangements with each patient and a systematic approach to monitoring the success of each area of training. Training will be conducted both at individual clinics and in group sessions and will include proprietary manuals, tapes and role playing activities.

     MANAGEMENT INFORMATION SYSTEMS. The Company believes access to accurate, relevant and timely financial and operating information is a key element to providing practice management services to orthodontic practices. The Company will offer a fully integrated financial reporting, productivity management and patient management system at each Affiliated Practice. These systems are designed to increase the productivity of the Affiliated Practices by enabling the Company and the Affiliated Practices to cost-effectively monitor the productivity of the Affiliated Practices, identify problem areas and opportunities for improvement and advise on corrective action in a timely manner. Productivity measures to be monitored will include case acceptance rates, treatment times and case starts. In addition, the management information systems will facilitate optimization of the orthodontists' time through computerized scheduling and diagnostic and treatment recordkeeping systems. The Company believes these systems will also improve the productivity of the Affiliated Practices through benchmarking programs that identify and help establish the most efficient operational procedures. As of the date of this Prospectus, 12 of the 31 Founding Affiliated Practices have installed the Company's management information system. This system will be made available to the remaining Affiliated Practices following the closing of the Acquisitions.

LOCATIONS

     Upon consummation of the Acquisitions, the Company will provide management services to the following locations:

                                                NUMBER OF
                                        -------------------------
                STATE                   OFFICES    ORTHODONTISTS
-------------------------------------   -------    --------------
Arizona..............................       6              2
California...........................      10              7
Colorado.............................      10              5
Connecticut..........................       5              3
Illinois.............................       3              1
New Mexico...........................       2              1
New York.............................       2              1
Nevada...............................       1              1
Montana..............................       3              1
Pennsylvania.........................       4              2
Texas................................       8              4
Utah.................................       1              1
Virginia.............................       2              1
Canada...............................       1              1
                                                          --
                                        -------
          Totals.....................      58             31
                                        =======           ==

     In some metropolitan areas, the Company has and may seek to affiliate with more than one Affiliated Practice in order to maximize advertising efficiencies.

SUMMARY OF TERMS OF ACQUISITIONS

     The aggregate consideration that will be paid by Apple to acquire the Founding Affiliated Practices consists of (i) approximately $6.4 million in cash and (ii) 2,337,979 shares of Common Stock. The Company will also assume certain indebtedness of the Founding Affiliated Practices of approximately $100,000. Apple will acquire substantially all the assets necessary to operate the business of each of the

Founding Affiliated Practices, except as limited by applicable restrictions on the corporate practice of dentistry. See Note 6 to the Notes to Financial Statements and " -- Government Regulation."

     The consideration being paid by Apple for each Founding Affiliated Practice was determined by arm's-length negotiations between Apple and a representative of that Founding Affiliated Practice. Apple used the same valuation method to negotiate the consideration being paid to each of the Founding Affiliated Practices, including the practice wholly owned by Dr. Vondrak, which method was based upon the Founding Affiliated Practice's gross revenue, growth potential and newly acquired satellite offices or equipment.

     In connection with the acquisition agreements relating to four of the Founding Affiliated Practices, the Company agreed to indemnify the owners of those practices against possible assertions against those owners by federal or applicable state income tax authorities with respect to certain tax liabilities arising as a result of the Acquisitions of those practices. Based on appraisals and other analyses obtained or completed by the Company with respect to those practices, the Company does not believe that any such indemnification obligations will be material.

     The closing of each Acquisition is subject to customary conditions. These conditions include, among others, the accuracy on the closing date of the Acquisitions of the representations and warranties made by the Founding Affiliated Practices and their stockholders and by the Company; the performance of each of their respective covenants included in the agreements relating to the Acquisitions; and the nonexistence of a material adverse change in the results of operations, financial condition or business of each Founding Affiliated Practice.

     Any Founding Affiliated Practice's acquisition agreement may be terminated, under certain circumstances, prior to the closing of the Offering: (i) by the mutual consent of Apple and the Founding Affiliated Practice; (ii) if this Offering and the acquisition of that Founding Affiliated Practice are not closed by December 31, 1997; (iii) by the Founding Affiliated Practice or Apple if a material breach or default is made by the other party in the observance or in the due and timely performance of any of the covenants, agreements or conditions contained in the acquisition agreement; or (iv) by Apple if the Founding Affiliated Practice breaks its continuing obligation to promptly provide Apple with specified supplemental information.

SERVICE AGREEMENTS

     Upon consummation of the Acquisitions, the Company will enter into a Service Agreement with each Founding Affiliated Practice and its orthodontist employees under which the Company will become the exclusive manager and administrator of non-orthodontic services relating to the operation of the Founding Affiliated Practice. The following is intended to be a brief summary of the typical form of Service Agreement the Company will enter into with each Founding Affiliated Practice. The Company expects to enter into similar agreements with Affiliated Practices in the future. The actual terms of the various Service Agreements vary from the description below on a case-by-case basis, depending on negotiations with the individual Founding Affiliated Practices and the requirements of applicable law and governmental regulations.

     The service fees (the "Service Fees") payable to the Company by the Founding Affiliated Practices under the Service Agreements vary based on the fair market value, as determined in arm's-length negotiations, for the nature and amount of services provided. Apple will generally collect all revenue on behalf of the Affiliated Practices, calculate the Service Fee and remit to the Affiliated Practice an amount equal to its revenues less the Service Fee. Such fees are payable monthly and will be calculated pursuant to one of the following formulas: (i) a percentage of revenues resulting from orthodontist services, plus expenses and a specified fee, or (ii) revenues relating to orthodontist services less an amount to be retained by orthodontists based on collections resulting from orthodontist services subject to certain adjustments. In either case, patient revenue generated by a Founding Affiliated Practice will be calculated as the total of (i) 24% of the aggregate contract amounts for new patient contracts entered into by that Founding Affiliated Practice during that month and (ii) the aggregate of the monthly contract residuals of that Founding

Affiliated Practice's pre-existing patient contracts (I.E., 76% of each contract amount prorated on a monthly basis over the treatment period). In addition, with respect to one of the Founding Affiliated Practices, the service fees are based on flat fees that are subject to renegotiation on an annual basis. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview."

     Pursuant to each Service Agreement, the Company will, among other things,
(i) act as the exclusive manager and administrator of non-orthodontist services relating to the operation of the Founding Affiliated Practice, subject to matters reserved to the Founding Affiliated Practice, (ii) administer the billing of patients, insurance companies and other third-party payors and collect on behalf of the Founding Affiliated Practice the fees for professional orthodontic and other services and products rendered or sold by the Founding Affiliated Practice, (iii) provide, as necessary, clerical, accounting, payroll, legal, bookkeeping and computer services and personnel, information management, tax return information, printing, postage and duplication services and transcribing services, (iv) supervise and maintain custody of substantially all files and records, (v) provide facilities, equipment and furnishings for the Founding Affiliated Practice, (vi) prepare, in consultation with the Affiliated Practice, all annual capital and operating budgets, (vii) order and purchase inventory and supplies as reasonably requested by the Founding Affiliated Practice and (viii) implement, in consultation with the Founding Affiliated Practice, advertising programs.

     Under each Service Agreement, the applicable Founding Affiliated Practice retains the responsibility for, among other things, (i) hiring, compensating and supervising orthodontist employees and other licensed dental professionals, (ii) ensuring that orthodontists have the required licenses, credentials, approvals and other certifications appropriate to the performance of their duties and
(iii) complying with federal and state laws, regulations and ethical standards applicable to the practice of orthodontics. In addition, the Founding Affiliated Practice will be exclusively in control of all aspects of the practice of orthodontics and the provision of orthodontic services.

     Each Service Agreement is for an initial term of twenty years, with automatic extensions (unless specified notice is given) of five years. A Service Agreement may be terminated by either party thereto if the other party (i) files a petition in bankruptcy or other similar events occur or (ii) defaults in the performance of a material duty or obligation, which default continues for a specified term after notice. In addition, the Service Agreement may be terminated by the Company (i) if the Founding Affiliated Practice or an orthodontist employee engages in conduct for which the orthodontist employee's license to practice dentistry is revoked or suspended or is the subject of any restrictions or limitations by any governmental authority to such an extent that he, she or it cannot engage in the practice of orthodontics or (ii) upon the death, disability or retirement of the orthodontist. Each orthodontist that is a party to a Service Agreement may generally terminate his obligations thereunder on the fifth anniversary of the date he entered into the Service Agreement. Certain of the Service Agreements also provide that they may be terminated by the applicable Founding Affiliated Practice if any governmental authority imposes retrictions on the ability of any orthodontist employee to practice orthodontics during the term of the Agreement.

     During the term of the Service Agreement and, subject to certain exceptions and limitations, for a period of two years thereafter, the Founding Affiliated Practice and each of its orthodontist employees agrees not to compete with the Company or the other practices for which the Company provides management services within a specified geographic area. The Founding Affiliated Practice also agrees not to disclose certain confidential and proprietary information relating to the Company and the Affiliated Practices.

     The Founding Affiliated Practice is responsible for obtaining professional liability insurance for the employees of the Founding Affiliated Practice (and which will name the Company as an additional insured), and the Company is responsible for obtaining general liability and property insurance for the Founding Affiliated Practice.

     Upon termination of a Service Agreement, the Founding Affiliated Practice has the option to purchase and assume, and the Company has the option to require the Founding Affiliated Practice to purchase and assume, the assets and liabilities related to the Founding Affiliated Practice (with the assets being valued for those purposes at the fair market value thereof), except in certain circumstances where the Founding Affiliated Practice or the Company, as applicable, was in breach of the Service Agreement.

ORTHODONTIST EMPLOYMENT AGREEMENTS

     Upon consummation of the Acquisitions, each Founding Affiliated Practice will be a party to an employment agreement with each orthodontist associated with its practice (the "Orthodontist Employment Agreements"), including each orthodontist who will receive cash or Common Stock in the Acquisition of such Founding Affiliated Practice. Substantially all the Orthodontist Employment Agreements with orthodontists who will receive cash or Common Stock in the Acquisitions are for an initial term of five years, and continue thereafter on a year-to-year basis until terminated under the terms of the agreements.

COMPETITION

     The Company anticipates facing substantial competition from other companies to establish affiliations with additional orthodontic practices. The Company is aware of one public and two private practice management companies focused on orthodontics and several companies pursuing similar strategies in other segments of the health care industry (including dentistry). Certain of these competitors have greater financial and other resources than the Company (including more established trading histories for their shares of common stock, which may be used as currency in making acquisitions). Additional companies with similar objectives may enter the Company's markets and compete with the Company. In addition, the business of providing orthodontic services is highly competitive in each market in which the Company will operate. Each of the Founding Affiliated Practices faces local competition from other orthodontists, general dentists and pedodontists (dentists specializing in the care of children's teeth), some of whom have more established practices. Dentists are not restricted by law or any other governmental authority from providing orthodontic services. Management believes the increase in recent years of dentists providing orthodontic services has limited the growth of patient case starts performed by orthodontists. There can be no assurance that the Company or the Affiliated Practices will be able to compete effectively with their respective competitors, that additional competitors will not enter their markets or that additional competition will not have a material adverse effect on the Company.

EMPLOYEES

     At the date of this Prospectus, the Company employed ten persons and upon consummation of the Acquisitions, the Company expects that it will have approximately 284 employees of which approximately 15 will be employed at the Company's headquarters and approximately 269 will be employed at the locations of the Founding Affiliated Practices. None of the Company's employees are represented by collective bargaining agreements. The Company has not experienced any work stoppages as a result of labor disputes and the Company considers its employee relations to be good.

LITIGATION AND INSURANCE

     The Affiliated Practices provide orthodontic services to the public and are exposed to the risk of professional liability and other claims. Such claims, if successful, could result in substantial damage awards to the claimants that may exceed the limits of any applicable insurance coverage. Although the Company does not control the practice of orthodontics by the Affiliated Practices, it could be asserted that the Company should be held liable for malpractice of an orthodontist employed by an Affiliated Practice. Each Affiliated Practice has undertaken to comply with all applicable regulations and legal requirements, and the Company maintains liability insurance for itself and it is anticipated that the Company will be named as an additional insured party on the liability insurance policies of the Affiliated Practices. The Founding Affiliated Practices have agreed to maintain comprehensive professional liability insurance, generally with limits of not less than $1.0 million per claim and with aggregate policy limits of not less than $3.0 million per orthodontist and, in the event a Founding Affiliated Practice employs more than one orthodontist, the Founding Affiliated Practices will maintain such insurance with a separate limit for claims against that Founding Affiliated Practice in an amount acceptable to Apple. There can be no assurance, however, that a future claim or claims will not be successful or, if successful, will not exceed the limits of available insurance coverage or that such coverage will continue to be available at acceptable costs.

     On December 10, 1996, OCA filed a complaint in the United States District Court for the Eastern District of Louisiana against Apple, Dr. Vondrak, John G. Vondrak, P.C. and JGVAOI, alleging, among other things, misappropriation of trade secrets and certain breaches of a confidentiality agreement executed by Dr. Vondrak, on behalf of John Vondrak, P.C., in favor of OCA. While Apple is not a party to the confidentiality agreement, OCA has alleged that the Company should be bound by its terms as a result of the relationship between Dr. Vondrak and Apple (specifically, OCA has alleged that Dr. Vondrak and Apple are alter egos and, alternatively, that Dr. Vondrak was acting as Apple's agent when he executed the confidentiality agreement). The Company intends to vigorously defend against the claims made by OCA, which, based on advice of counsel, the Company believes are without merit.

     The Company is not currently a party to any other claims, suits or complaints relating to services and products provided by the Company or the Founding Affiliated Practices, although there can be no assurances that such claims will not be asserted against the Company in the future. The Company will become subject to certain pending claims as the result of successor liability in connection with the Acquisitions; however, it is the opinion of management that the ultimate resolution of those claims will not have a material adverse effect on the financial position or operating results of the Company.

     The Founding Affiliated Practices have maintained professional liability insurance coverage on a claims-made basis. Such insurance provides coverage for claims asserted when the policy is in effect regardless of when the events that caused the claim occurred. The Company intends to acquire similar coverage after the closing of the Acquisitions, since the Company, as a result of the Acquisitions, will in some cases succeed to the liabilities of the Founding Affiliated Practices. Therefore, claims may be asserted after the Acquisitions against the Company for events that occurred prior to the Acquisitions.

GOVERNMENT REGULATION

     The orthodontic services industry is regulated extensively at both the state and federal levels. Regulatory oversight includes, but is not limited to, considerations of fee-splitting, corporate practice of orthodontics and state insurance regulation.

  FEE-SPLITTING; CORPORATE PRACTICE OF ORTHODONTICS

     The laws of many states prohibit business corporations such as the Company from engaging in the practice of orthodontics or employing orthodontists to practice orthodontics and prohibit orthodontists from splitting fees with non-orthodontists. The specific restrictions against the corporate practice of orthodontics, as well as the interpretation of those restrictions by state regulatory authorities, vary from state to state. The restrictions are generally designed to prohibit a non-orthodontic entity (such as the Company) from controlling the professional assets of an orthodontic practice (such as patient records and payor contracts), employing orthodontists to practice orthodontics (or, in certain states, employing dental hygienists or orthodontic assistants), or controlling the content of an orthodontist's advertising or professional practice. Pursuant to the agreements entered into in connection with the Acquisitions, Apple will not acquire any professional assets. The Company does not control the practice of orthodontics or employ orthodontists to practice orthodontics. Moreover, in states in which it is prohibited, the Company does not employ orthodontic hygienists or orthodontic assistants. The Company provides management services to the Affiliated Practices, and believes that the management fees the Company charges for those services are consistent with the laws and regulations of the jurisdictions in which it operates. Therefore, the Company believes it would not be regarded as "owner," "operator" or "manager" of the Affiliated Practices within the meaning of those terms under the state orthodontic practice acts and believes that its operations comply with the above-described laws to which it is subject.

     The laws of many states also prohibit orthodontists from sharing professional fees with non-orthodontic entities. The Company believes that its operations will not contravene any restriction on the corporate practice of orthodontics and that the management fees it intends to charge for its services are consistent with the laws and regulations of the jurisdictions in which it will operate concerning fee-splitting. There can be no assurance, however, that a review of the Company's business relationships by courts or regulatory authorities will not result in determinations that could prohibit or otherwise adversely affect the operations of the Company or that the regulatory environment will not change, requiring the Company to reorganize or restrict its existing or future operations. The laws regarding fee-splitting and the corporate practice of orthodontics and their interpretation are enforced by regulatory authorities with broad discretion. There can be no assurance that the legality of the Company's business or its relationship with the Affiliated Practices will not be successfully challenged or that the enforceability of the provisions of any Service Agreement will not be limited.

     State dental boards do not generally interpret these prohibitions as preventing a non-orthodontic entity from owning non-professional assets used by an orthodontist in an orthodontic practice or providing management services to an orthodontist for a fee provided that the following conditions are met: a licensed dentist has complete control and custody over the professional assets; the non-orthodontic entity does not employ or control the orthodontists (or, in some states, orthodontic hygienists or orthodontic assistants); all orthodontic services are provided by a licensed dentist; licensed dentists have control over the manner in which orthodontic care is provided and all decisions affecting the provision of orthodontic care. State laws generally require that the amount of a management fee be reflective of the fair market value of the services provided by the management company and in certain states require that any management fee be a flat fee or cost-plus fee based on the cost of services performed by the Company. In general, the state orthodontic practice acts do not address or provide any restrictions concerning the manner in which companies account for revenues from an orthodontic practice subject to the above-noted restrictions relating to control over the professional activities of the orthodontic practice, ownership of the professional assets of an orthodontic practice and payments for management services. See "Risk Factors -- Government Regulation."

  STATE INSURANCE REGULATION

     Although the Company does not anticipate entering into managed care contracts, there are certain regulatory risks associated with the Company's role in negotiating and administering managed care contracts. The application of state insurance laws to other than various types of fee for service arrangements is an unsettled area of law and is subject to interpretation by regulators with broad discretion. As the Company or the Affiliated Practices contract with third-party payors, including self-insured plans, for certain non-fee for service basis arrangements, the Company may become subject to state insurance laws. Specifically, in some states, state insurance regulators may determine that the Company or an Affiliated Practice is engaged in the business of insurance because some of the managed care contracts to which an Affiliated Practice may become a party may contain capitation features. The Company is reviewing, and where appropriate modifying, the terms of certain of its capitation contracts to reduce the likelihood that they could be characterized as insurance contracts. In the event that the Company or an Affiliated Practice is determined to be engaged in the business of insurance, it could be required either to seek licensure as an insurance company or to change the form of the relationships with third-party payors and, as a result the Company's revenues may be adversely affected.

  HEALTH CARE REFORM PROPOSALS

     The United States Congress has considered various types of health care reform, including comprehensive revisions to the current health care system. It is uncertain what, if any, legislative proposals will be adopted in the future or what actions federal or state legislatures or third-party payors may take in anticipation of or in response to any health care reform proposals or legislation. Health care reform legislation could have a material adverse effect on the operations of the Company, and changes in the health care industry, such as the growth of managed care organizations and provider networks, may result in lower payment levels for the services of orthodontic practitioners and lower profitability for Affiliated Practices.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

     The following table sets forth certain information concerning the Company's directors, the executive officers and key employees of the Company (ages are as of March 31, 1997):

                     NAME                         AGE                         POSITION
-----------------------------------------------   ---    ---------------------------------------------------
John G. Vondrak, D.D.S.........................   56     Chairman of the Board and Chief Executive Officer
Robert J. Syverson.............................   47     President and Chief Operating Officer
Michael W. Harlan..............................   36     Vice President and Chief Financial Officer
H. Steven Walton...............................   39     Vice President of Acquisitions
W. Daniel Cook.................................   41     Chief Administrative Officer and a Director
William W. Sherrill............................   70     Director
LeeAnn Peniche*................................   36     Director of Training
Wm. Randol Womack, D.D.S.*.....................   58     Director of Business Development
Charles W. Sommer*.............................   32     Controller

------------

* Key Employee

     The executive officers of the Company are elected annually by the Board of Directors of the Company and serve at the discretion of the Board.

     JOHN G. VONDRAK, D.D.S. has been Chairman of the Board of Directors and Chief Executive Officer of the Company since October 1996 and has served as a director of the Company since July 1996. Dr. Vondrak has been the President and sole shareholder of JGVAOI, one of the Founding Affiliated Practices, for more than the past five years. Dr. Vondrak is a licensed dentist, a graduate of an American Dental Association accredited orthodontic program and has maintained a private orthodontic practice for over 24 years. He is a member of the American Association of Orthodontists and the Southwest Society of Orthodontists and has served as President of the New Mexico Orthodontic Society (1979).

     ROBERT J. SYVERSON has been President of the Company since November 1996 and Chief Operating Officer of the Company since October 1996. From July 1996 through October 1996, Mr. Syverson served as a consultant to the Company on operational and financial matters. From February 1979 through April 1996, Mr. Syverson held various executive positions in the finance operations and sales departments of "A" Company Orthodontics, a manufacturer and supplier of orthodontic materials. Positions included Vice President of Finance, Vice President of Operations, Vice President International Sales and most recently, Executive Vice President Sales. "A" Company Orthodontics was an affiliate of Johnson & Johnson from April 1982 through June 1994. Prior thereto, Mr. Syverson held various positions with Coopers & Lybrand as a certified public accountant, where he was a manager from July 1977 through January 1979.

     MICHAEL W. HARLAN has been Vice President and Chief Financial Officer of the Company since March 1997. From December 1996 to February 1997, Mr. Harlan served as a consultant to the Company on financial and accounting matters. From April 1991 through December 1996, Mr. Harlan held various positions in the finance and acquisition departments of Sanifill, Inc., an international environmental services company, where he had been the Treasurer since September 1993. While at Sanifill, Inc., Mr. Harlan participated in over 100 acquisitions and was actively involved in raising in excess of $500 million of public and private capital. From May 1982 through April 1991, Mr. Harlan held various positions in the tax and corporate financial consulting services division of Arthur Andersen LLP, where he had been a manager since July 1986. Mr. Harlan is a certified public accountant.

     H. STEVEN WALTON is Vice President of Acquisitions. Mr. Walton served as Vice President -- Government Affairs and General Counsel of Sanifill, Inc., an international environmental services company, from June 1994 to August 1996. Sanifill was acquired by USA Waste Services, Inc. in August 1996, and Mr. Walton served as Vice President -- Business Development for USA Waste from August 1996 to March 1997. Before joining Sanifill, Mr. Walton was Senior Vice President and General Counsel of Catalyst

Energy Corporation, an independent power company, and Of Counsel to the law firm Blackwell, Sanders, Matheny, Weary & Lombardi, Kansas City, Missouri.

     W. DANIEL COOK has served as a director of the Company since October 1996 and as Chief Administrative Officer since February 1997. From December 1996 to January 1997 Mr. Cook served as a consultant to the Company on various legal matters. Prior thereto he was a partner at the law firm of Breard, Raines & Cook, P.L.L.C. (1996 to 1997) and was associated with the law firm of Page, Mannio, Peresich, Dickinson & McDermott, P.L.L.C. (1991 to 1995).

     WILLIAM W. SHERRILL has served as a director of the Company since October 1996. He is an Executive Professor at the University of Houston College of Business Administration and is the Director for the University of Houston's Conn Center for Entrepreneurship & Innovation. Mr. Sherrill was formerly the principal of William W. Sherrill, Financial Consultants from 1974 to 1981. From 1971 to 1974, Mr. Sherrill served as the President of Associates Corporation of North America and was a director of Gulf and Western Industries, Inc. Before joining Associates Corporation, he was appointed by the President of the United States in 1967, and confirmed by the U.S. Senate, to fill an unexpired term as Governor of the Federal Reserve Board in Washington D.C. Governor Sherrill was reappointed by the President, and again confirmed by the Senate, to a full 14-year term on the Board of Governors. Prior to his Federal Reserve appointment, he was the Director of the Federal Deposit Insurance Corporation, being appointed by the President, and confirmed by the Senate, to the FDIC's three-member Board of Directors. Before joining the FDIC, he was President and Chief Operating Officer of the Homestead Bank, Houston, Texas, from 1963 to 1966. Mr. Sherrill is being appointed to the Company's Board of Directors pursuant to the provisions of a funding agreement between Apple and TriCap. This funding agreement will terminate pursuant to its terms upon completion of the Offering. See "Certain Transactions -- Agreements with TriCap."

     LEEANN PENICHE has been Director of Training of the Company since March 1997. From September 1996 to February 1997, Ms. Peniche served as a consultant to the Company on various practice development matters. In July 1989, Ms. Peniche founded Peniche & Associates, Inc., a consulting firm specializing in the development and implementation of practice development techniques for orthodontic practices throughout North America, where she has served as its President from inception to the date of this Prospectus. Ms. Peniche has entered into a three-year employment agreement with the Company. From June 1978 until July 1989, Ms. Peniche held various positions within several orthodontic clinics, including dental assistant and office manager. From January 1985 until September 1991, Ms. Peniche was on the faculty of Paradigm Practice Management Company, where she specialized in training orthodontists and their staff in practice development activities. Ms. Peniche is a frequent lecturer with the American Association of Orthodontics, the Pacific Coast Orthodontic Society and numerous other private orthodontic societies. Ms. Peniche is a Registered Dental Assistant, specializing in orthodontics.

     WM. RANDOL WOMACK, D.D.S., has been Director of Business Development since March 1997. From December 1996 to February 1997, Dr. Womack has served as a consultant to the Company. Prior thereto, Dr. Womack practiced orthodontics beginning in 1966 in Clovis, New Mexico, with a satellite practice in Tucumari, New Mexico, and subsequently established a practice in Phoenix, Arizona, where he has practiced orthodontics since 1972.

     CHARLES W. SOMMER has been Controller of the Company since March 1997. From January 1997 to February 1997, Mr. Sommer served as a consultant to the Company on various accounting matters. From February 1996 through January 1997, Mr. Sommer was the Corporate Controller of COREStaff, Inc., a publicly traded, national provider of temporary services, which has grown through acquisitions since its inception. From November 1993 through February 1996, Mr. Sommer was assistant corporate controller of Sanifill, Inc., where he was responsible for Commission reporting and financial due diligence on acquisitions. From July 1986 through November 1993, Mr. Sommer held various positions in the audit division of Arthur Andersen LLP, where he had been a manager since July 1990. Mr. Sommer is a certified public accountant.

BOARD OF DIRECTORS

     The Board of Directors of the Company currently is composed of three directors. The Company intends to expand the Board of Directors shortly after the Offering to add two additional directors, neither of whom will be affiliated with the Company or its affiliates. The Board of Directors will be divided into three classes with two directors in each class, with the term of one class expiring at the annual meeting of stockholders in each year, commencing 1998. At each annual meeting of stockholders, directors of the class the term of which then expires will be elected by the holders of the Common Stock to succeed those directors whose terms are expiring.

     On closing of the Offering, there will be three committees of the Board:
Audit, Compensation and Executive. The members of the Audit and Compensation Committees will not be employees of the Company.

     Directors who are employees of the Company do not receive additional compensation for serving as directors. Each director who is not an employee of the Company will receive a fee of $2,000 for attendance at each Board of Directors meeting and $1,000 for each committee meeting (unless held on the same day as a Board of Directors meeting) and an initial grant of nonqualified options to purchase 12,500 shares of Common Stock. See " -- 1996 Stock Option Plan." All directors of the Company are reimbursed for out-of-pocket expenses incurred in attending meetings of the Board of Directors or committees thereof, and for other expenses incurred in their capacity as directors of the Company.

EXECUTIVE COMPENSATION

     The following table sets forth the total compensation paid by the Company during the fiscal year 1996 for its Chairman of the Board and Chief Executive Officer.

                                           ANNUAL
                                        COMPENSATION
                NAME                       SALARY
-------------------------------------   -------------
John G. Vondrak, D.D.S...............      $75,000(1)

------------
(1) Dr. Vondrak received no cash bonus or other form of annual compensation other than salary during 1996.

     Apple was incorporated in July 1996 and has not conducted any operations to date other than in connection with the Offering and the Acquisitions. The Company anticipates that during 1997 its most highly compensated executive officers will be Dr. Vondrak and Messrs. Syverson, Harlan, Walton and Cook (the "Named Executive Officers"), each of whom has entered or will enter into an employment agreement providing for an annual salary of $180,000, $150,000, $130,000, $130,000 and $120,000, respectively, and providing that they be full-time employees of Apple. See " -- Employment Agreements."

     In addition to base salary, the Named Executive Officers through their employment agreements are eligible for bonuses based on earnings performance of the Company, and Mr. Walton is entitled to receive certain commissions upon the consummation of future acquisitions.

     Apple entered into agreements with Messrs. Syverson, Harlan and Cook pursuant to which the Company sold to such officers 160,502 shares, 94,295 shares and 210,659 shares of Class B Stock, respectively, at a nominal purchase price. Each holder of such shares is entitled to all rights of ownership of Common Stock, including the right to vote and receive dividends, subject to certain restrictions set forth in a subscription agreement entered into by the Company and each such holder (each a "Subscription Agreement"). Each Subscription Agreement provides that, until the restrictions affecting such shares lapse, the holder may not sell, transfer, pledge or otherwise dispose of the shares subject to the agreement. Each Subscription Agreement also provides that, in the event of the termination of the employment of such holder (other than as a result of termination without cause, death, disability or a change in control of the Company), the Company shall have the right to repurchase any shares with respect to which the restrictions imposed by the Subscription Agreement have not lapsed at the price per share paid by the executive officer. Each Subscription Agreement further provides that, in the event of a change in control of the Company

(defined to include, among other events, the acquisition by any person or entity of 25% or more of the combined voting power of the Company's then outstanding securities), the executive officer will be entitled to put to the Company all shares purchased pursuant to such Subscription Agreement that such person then owns (provided such shares are then subject to resale restrictions under federal securities laws), and the Company will be required to purchase all such shares, at a price equal to the fair market value thereof at the time the change in control occurs.

     With respect to Messrs. Syverson and Harlan, the Subscription Agreements provide that the restrictions will lapse with respect to 50% of each holder's shares upon consummation of the Offering and that the restrictions on such holder's remaining shares will lapse on the first anniversary of the consummation date of the Offering. The Subscription Agreement between Apple and Mr. Cook provides that the restrictions will lapse immediately upon issuance with respect to approximately 24% of his shares and that the restrictions on the remaining shares shall lapse in two equal installments upon consummation of the Offering and on the first anniversary of the consummation date of the Offering.

     In January 1997, the Company granted options to purchase 135,000 shares, 100,000 shares, 90,000 shares, 179,295 shares and 70,000 shares of Common Stock to Dr. Vondrak, Mr. Syverson, Mr. Harlan, Mr. Walton and Mr. Cook, respectively, under the Company's 1996 Stock Option Plan, exercisable at the initial public offering price per share set forth on the cover page of this Prospectus. Such options will expire in January 2007 and will vest, with respect to all but one option to acquire 94,295 shares granted to Mr. Walton, as to 25% of the underlying shares on the date the Offering is consummated and with respect to the remaining underlying shares on the next three anniversaries of such date in 25% increments. With respect to the option to acquire 94,295 shares granted to Mr. Walton, such option vests as to 50% of the underlying shares on the date the Offering is consummated and as to the remaining underlying shares on the first anniversary of such date. See "-- 1996 Stock Option Plan."

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with Dr. Vondrak and Messrs. Syverson, Harlan, Walton and Cook. The following summary of these agreements, which will be effective on the closing of the Acquisitions and the Offering, does not purport to be complete and is qualified by reference to such agreements, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part. Each of these agreements provides for an annual base salary in an amount not less than the initial specified amount and entitles the employee to participate in all the Company's compensation plans (as defined) in which other executive officers of the Company participate. Each of these agreements also has a continuous three-year term subject to the right of the Company and the employee to terminate the employee's employment at any time. If the employee's employment is terminated by the Company without cause (as defined) or by the employee with good reason (as defined), the employee will be entitled, during each of the years in the three-year period beginning on the termination date, to (i) periodic payments equal to his average annual cash compensation (as defined) from the Company, including bonuses, if any, during the two years (or such shorter period of employment) preceding the termination date, and (ii) continued participation in all the Company's compensation plans (other than the granting of new awards under the 1996 Stock Option Plan or any other performance-based plan). Except in the case of a termination for cause, any stock options previously granted to the employee under the Incentive Plan that have not been exercised and are outstanding as of the time immediately prior to the date of his termination will remain outstanding (and continue to become exercisable pursuant to their respective terms) until exercised or the expiration of their term, whichever is earlier. If a change of control (as defined) of the Company occurs, the employee will be entitled to terminate his employment at any time during the 365-day period following that change of control and receive a lump-sum payment equal to three times his highest annual base salary under the agreement (plus such amounts as may be necessary to hold the employee harmless from the consequences of any resulting excise or other similar purpose tax relating to "parachute payments" under the Internal Revenue Code of 1986, as amended (the "Code")). Each employment agreement contains a covenant limiting the employee's right to compete against the Company for a period of one year following termination of employment.

     Each Founding Affiliated Practice will enter into an employment agreement with its orthodontist employees. See "Business -- Orthodontist Employment Agreements."

1996 STOCK OPTION PLAN

     In December 1996, the Board of Directors adopted, and the stockholders of the Company approved, the 1996 Stock Option Plan. The purpose of the 1996 Stock Option Plan is to provide employees, non-employee directors, advisors and orthodontists with practice management contracts with the Company or a subsidiary with additional incentives by increasing their proprietary interest in the Company. The Company has reserved 1,000,000 shares of Common Stock for use in connection with the 1996 Stock Option Plan (which includes 760,000 shares subject to options previously granted). Beginning with the Company's first fiscal quarter after the closing of this Offering and continuing each fiscal quarter thereafter, the number of shares available for use in connection with the 1996 Stock Option Plan will be the greater of 1,000,000 or 12% of the number of shares of Common Stock outstanding on the last day of the preceding calendar quarter.

     The 1996 Stock Option Plan provides for the grant of incentive stock options ("ISOs"), as defined in Section 422 of the Code, and nonqualified stock options (collectively, "Awards"). Following the consummation of the Offering, the 1996 Stock Option Plan will be administered by the Compensation Committee of the Board of Directors, which will be comprised of not less than two members of the Board of Directors (the "Committee"). Prior to the consummation of the Offering, the 1996 Stock Option Plan had been administered by the Company's full Board of Directors. The Committee has, subject to the terms of the 1996 Stock Option Plan, the sole authority to grant Awards under the 1996 Stock Option Plan, to interpret the 1996 Stock Option Plan and to make all other determinations necessary or advisable for the administration of the 1996 Stock Option Plan.

     All of the Company's employees, non-employee directors, advisors and orthodontists with practice management contracts with the Company or a subsidiary are eligible to receive Awards under the 1996 Stock Option Plan, but only employees of the Company are eligible to receive ISOs. Awards will be exercisable during the period specified in each option agreement and will generally be exercisable in installments pursuant to a vesting schedule to be designated by the Committee. Notwithstanding the provisions of any option agreement, options will become immediately exercisable in the event of certain events including certain merger or consolidation transactions and changes in control of the Company. No option will remain exercisable later than ten years after the date of grant (or five years from the date of grant in the case of ISOs granted to holders of more than 10% of Common Stock).

     The exercise price for ISOs granted under the 1996 Stock Option Plan may be no less than the fair market value of the Common Stock on the date of grant (or 110% of the fair market value in the case of ISOs granted to employees owning more than 10% of the Common Stock). The per share exercise price for nonqualified options granted under the 1996 Stock Option Plan will be in the discretion of the Committee, but may not be less than the fair market value of a share of Common Stock on the date of grant.

     There are generally no federal income tax consequences upon the grant of an option under the 1996 Stock Option Plan. Upon exercise of a nonqualified option, the optionee generally will recognize ordinary income in the amount equal to the difference between the fair market value of the option shares at the time of exercise and the exercise price, and the Company is generally entitled to a corresponding tax deduction. When an optionee sells shares issued upon the exercise of a non-qualified stock option, the optionee realizes short-term or long-term capital gain or loss, depending on the length of the holding period, but the Company is not entitled to any tax deduction in connection with such sale.

     An optionee will not be subject to federal income taxation upon the exercise of ISOs granted under the 1996 Stock Option Plan, and the Company will not be entitled to a federal income tax deduction by reason of such exercise. A sale of shares of Common Stock acquired upon exercise of an ISO that does not occur within one year after the date of exercise or within two years after the date of grant of the option generally will result in the recognition of long-term capital gain or loss by the optionee in an amount equal to the difference between the amount realized on the sale and the exercise price, and the Company is not entitled to any tax deduction in connection therewith. If a sale of shares of Common Stock acquired upon exercise of an ISO occurs within one year from the date of exercise of the option or within two years from the date of the option grant (a "disqualifying disposition"), the optionee generally will recognize ordinary income equal to the lesser of (i) the excess of the fair market value of the shares on the date of exercise of the options over the exercise price or (ii) the excess of the amount realized on the sale of the shares over the exercise price. Any amount realized on a disqualifying disposition in excess of the amount treated as ordinary income will be long-term or short-term capital gain, depending upon the length of time the shares were held. The Company generally will be entitled to a tax deduction on a disqualifying disposition corresponding to the amount of ordinary income recognized by the optionee.

     The Company anticipates that upon the consummation of the Offering it will have (i) outstanding options to purchase a total of approximately 760,000 shares of Common Stock under the 1996 Stock Option Plan and (ii) options to purchase 240,000 additional shares available for grant under the 1996 Stock Option Plan.

     On the date the Offering closes, each nonemployee director automatically will be granted nonqualified stock options ("NSOs") to purchase 10,000 shares of Common Stock. In addition, on the first business day of the month following the date on which each annual meeting of the Company's stockholders is held (each an "Annual Director Award Date"), each nonemployee director automatically will be granted NSOs to purchase 5,000 shares of Common Stock. Any person who first becomes a nonemployee director after the date the Offering closes otherwise than by election at an annual meeting of stockholders automatically will be granted, on the date of his or her election, NSOs to purchase 10,000 shares of Common Stock.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Prior to December 1996, the Company did not have a Compensation Committee, and executive compensation has been set by the Company's Board of Directors.

                              CERTAIN TRANSACTIONS

ORGANIZATION OF THE COMPANY

     The following table provides certain information concerning the issuance of the outstanding shares of Class B Stock:

                                    DATE OF    NUMBER OF     AGGREGATE PURCHASE
                NAME               ISSUANCE     SHARES              PRICE
--------------------------------   ---------  -----------    -------------------
John G. Vondrak, D.D.S..........   10-11-96     1,667,217          $  4.16
TriCap Funding I, L.L.C.........   10-11-96     1,685,274          $  4.20
Robert J. Syverson..............   10-11-96       160,502          $  0.40
W. Daniel Cook..................   10-11-96       210,659          $  0.53
Michael W. Harlan...............    12-9-96        94,295          $ 70.50

     All outstanding shares of Class B Stock are convertible into shares of Common Stock under certain circumstances. See "Description of Capital
Stock -- Common Stock and Class B Stock." The purchase prices paid for the foregoing shares of capital stock were the fair market value on the date of issuance as determined by the Board of Directors. For a description of the Subscription Agreements relating to the issuances of Class B Stock to Messrs. Syverson, Cook and Harlan, see "Management -- Executive Compensation."

     In connection with the Acquisition of JGVAOI, Dr. Vondrak will receive approximately 165,442 shares of Common Stock and $455,000, and will enter into a Service Agreement providing for service fee payments to the Company. See "Business -- Service Agreements." Additionally, TriCap has incurred $400,000 of expenses in connection with the Acquisitions and the Offering, and has advanced to the Company $2.6 million to fund transaction costs in exchange for the reimbursement of such expenses and the repayment of such advances plus accrued interest (at the prime rate announced by NationsBank of Texas, N.A. plus
 .25%) from the proceeds of the Offering. The Company has used $230,000 of the funds advanced to it by TriCap to reimburse JGVAOI for a portion of the organizational expenses of Apple incurred by JGVAOI. The Company intends to reimburse JGVAOI an additional $70,000 from the proceeds of the Offering to repay the remainder of such expenses. See "Use of Proceeds."

     The following table provides certain information concerning the
Acquisitions:

                                                               CONSIDERATION TO BE
                                                                     RECEIVED
                                                             ------------------------
                                            ASSETS TO BE     NUMBER OF       CASH
FOUNDING AFFILIATED PRACTICES              CONTRIBUTED(1)    SHARES(2)     DIVIDEND
----------------------------------------   --------------    ---------   ------------
California
     Robert C. Frantz, D.D.S., P.C......     $      463         30,390   $     83,572
     Bruce S. Harris, D.D.S., Inc.......        (39,966)        63,096        173,515
     Budd Rubin, D.D.S., M.S., Inc......        (61,435)        75,055        206,401
     John Dell Sauter, D.D.S., M.D.S.,
       Inc..............................         (8,127)        56,294        154,808
     Michael C. Theurer, D.D.S..........        599,150        183,944        505,843
     Ira S. Wiedman, D.D.S..............        (52,743)        48,582        133,600
     Ronald H. Roth and Brian W. Wong,
       D.D.S., P.C......................         89,698         31,192         85,778
Western
     Orthodontics Exclusively, Ltd......        194,833         87,363        240,249
     Duncan Y. Brown, P.C...............        412,882        134,442        369,716
     Roger L. Bumgarner, D.D.S., P.C....        218,264         58,851        161,841
     Thomas K. Chubb, D.D.S.............        156,732         71,813        197,486
     Stanley D. Crawford D.D.S., P.C....       (196,089)        66,419        182,652
     Andrew Girardot, D.D.S., P.C.......         94,631         83,464        229,526
     James H. Jennings, D.D.S., P.A.....         88,505         37,965        104,405
     Philip J. Milanovich, D.D.S.,
       M.S..............................        371,163         80,000        220,000
     Bowen D. Miles, D.M.D..............        126,636         76,364        210,000
     Mark J. Mills, D.D.S., P.C.........        241,625        117,219        322,353
     Donald D. Schmitz, D.D.S., M.S.,
       Ltd..............................        348,498         74,338        204,430
     Darrell G. Smith, D.D.S., P.C......        165,985         73,582        202,351
Central
     Robert Dennington, D.D.S.,
       M.S.D............................         48,156         23,461         64,518
     Carlos F. Navarro, D.D.S., M.S.D.,
       P.C..............................        172,961         29,673         81,600
     Dr. Charles L. Schnibben, Ltd......        596,764        105,600        290,400
     Thomas A. Tiller, Inc., D.D.S.,
       Inc..............................        132,837         54,326        149,397
     John G. Vondrak/Apple Orthodontix,
       Inc..............................        642,284        165,442        454,965
East Coast
     Western New York Orthodontic Care,
       P.C..............................       (292,863)        71,986        197,962
     Philip DePasquale, D.D.S...........         20,645         39,114        107,564
     Robert S. Fields, D.M.D., P.C......        133,166         79,069        217,440
     Paul H. Rigali, D.D.S., P.C........         49,315        106,166        291,957
     Carl P. Roy, D.D.S., M.S., P.C.....        297,172         94,284        259,280
     Ronald N. Speigal, D.M.D., Inc.....         27,040         39,302        108,082
     Jack D. Utley Jr., D.M.D., P.C.....        119,537         79,183        217,752
                                           --------------    ---------   ------------
          Total.........................     $4,698,419      2,337,979   $  6,429,443
                                           ==============    =========   ============

------------

(1) Assets to be contributed reflects the historical book value of the assets of each practice, including their patient receivable balance, net of prepayments. The nonmonetary assets are reflected at historical cost in accordance with SAB No. 48. All monetary assets are recorded at fair value, which is approximated by the historical costs recorded by the practices.

(2) Assumes an initial offering price of $11.00 per share.

AGREEMENTS WITH TRICAP

     TriCap Partners, an affiliate of TriCap co-owned by Mr. Sherrill, is the exclusive financial advisor to Apple pursuant to a consulting agreement with an initial term extending through the date of consummation of the first public offering of Common Stock (or a security convertible into or exchangeable for Common

Stock) by the Company following the Offering. The consulting agreement provides for, among other things, the payment by Apple to TriCap Partners of (i) $500,000 upon consummation of the Offering and (ii) a warrant to purchase approximately 250,580 shares of Common Stock with an exercise price per share equal to the price to public per share set forth on the cover page of this Prospectus, which warrant provides that the number of underlying shares will be determined based upon the initial public offering price per share. In connection with the warrant, the Company granted TriCap Partners certain demand and piggyback registration rights. See "Shares Eligible for Future Sale."

     Pursuant to a funding agreement between TriCap and Apple, TriCap has advanced to Apple approximately $2.6 million to fund transaction costs in connection with the Acquisitions and the Offering. These advances, which are evidenced by the Convertible Notes, together with expenses incurred by TriCap on behalf of the Company estimated at $400,000, will be repaid with proceeds from the Offering. The funding agreement terminates pursuant to its terms upon completion of the Offering. See "Use of Proceeds." In connection with this agreement, Apple granted TriCap and Dr. Vondrak certain piggyback registration rights. See "Shares Eligible For Future Sale."

COMPANY POLICY

     It is anticipated that future transactions with affiliates of the Company will be minimal, will be approved by a majority of the disinterested members of the Board of Directors and will be made on terms no less favorable to the Company than could be obtained from unaffiliated third parties. The Company does not intend to incur any further indebtedness to, or make any loans to, any of its executive officers, directors or other affiliates.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table shows, as of April 1, 1997, information respecting the then "beneficial owners" (as defined by the Commission) of more than 5% of the Class B Stock:

                                       SHARES BENEFICIALLY OWNED
                                       -------------------------
                                                        PERCENT
                NAME                     NUMBER         OF CLASS
-------------------------------------  -----------      --------
TriCap Funding I, L.L.C. ............    1,685,274        41.0%
John G. Vondrak, D.D.S. .............    1,586,966        38.6%
W. Daniel Cook ......................      210,659         5.1%

     The following table shows, immediately after giving effect to the closing of the Acquisitions and the Offering, the then "beneficial ownership" of the Common Stock and Class B Stock of (i) TriCap; (ii) each director and person nominated to become a director on closing of the Offering; (iii) each executive officer; and (iv) all executive officers and directors of the Company as a group. The table assumes none of such persons intend to acquire shares in the Offering.

                                                NUMBER OF SHARES BENEFICIALLY OWNED
                                                         AFTER OFFERING(1)
                                        ---------------------------------------------------
                                        COMMON        PERCENT OF     CLASS B     PERCENT OF
                NAME                     STOCK          CLASS         STOCK        CLASS
-------------------------------------   -------       ----------   -----------   ----------
TriCap Funding I, L.L.C. ............     --            --           1,685,274      41.0%
  One West Loop South, Suite 100
  Houston, Texas 77027
John G. Vondrak, D.D.S...............   199,192(2)(3)     4.2%       1,586,966      38.6%
W. Daniel Cook.......................    17,500(3)          *          210,659       5.1%
Robert J. Syverson...................    25,000(3)          *          160,502       3.9%
Michael W. Harlan....................    22,500(3)          *           94,295       2.3%
H. Steven Walton.....................    68,398(3)        1.4%
William W. Sherrill..................   253,705(3)(4)     5.1%         --          --
All executive officers and directors
  as a group
  (6 persons)........................   586,295(3)(4)    11.5%       2,052,422      50.0%

------------

 *  less than 1%.

(1) Shares shown in the above table do not include shares that could be acquired upon exercise of currently outstanding stock options which do not vest within 60 days of April 1, 1997.

(2) Includes 165,442 shares issued in connection with the acquisition of JGVAOI.

(3) Includes shares that may be acquired pursuant to outstanding options within 60 days of April 1, 1997: 33,750 shares in the case of Dr. Vondrak; 17,500 shares in the case of Mr. Cook; 25,000 shares in the case of Mr. Syverson; 22,500 shares in the case of Mr. Harlan; 3,125 shares in the case of Mr. Sherrill; 68,398 shares in the case of Mr. Walton; and 170,273 shares in the case of all executive officers and directors as a group.

(4) Includes 250,580 shares that may be acquired pursuant to an outstanding warrant within 60 days of April 1, 1997 held of record by TriCap Partners, which Mr. Sherrill co-owns.

                          DESCRIPTION OF CAPITAL STOCK

     The Company's authorized capital stock consists of 25,000,000 shares of Class A Common Stock, par value $0.001 per share, 4,106,852 shares of Class B Common Stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share (the "Preferred Stock"). At February 28, 1997, 4,106,852 shares of Class B Stock were issued and outstanding and no shares of Common Stock or preferred stock of the Company were issued and outstanding. The following summary is qualified in its entirety by reference to the Certificate of Incorporation, which is included as an exhibit to the Registration Statement of which this Prospectus is a part.

COMMON STOCK AND CLASS B COMMON STOCK

     Upon consummation of the Offering, holders of the Class B Stock will have the ability to elect as a class one member of the Board of Directors and the holders of the Common Stock will have the ability to elect as a class all other members of the Board of Directors. In the event of a change in the number of directors, holders of Class A Common Stock have the ability to elect at least 80% of the Board of Directors (rounded up to the nearest whole number) elected by the holders of Common Stock and, subject to the rights of the holders of any series of preferred stock, the holders of the Class B Common Stock will have the right to elect the remaining directors. The Common Stock and Class B Stock possess ordinary voting rights and vote together as a single class in respect of all other corporate matters, and, in connection therewith, holders of shares of Common Stock are entitled to one vote per share and holders of shares of Class B Stock are entitled to three-tenths ( 3/10ths) of a vote per share. The Common Stock and Class B Stock afford no cumulative voting rights, and the holders of a majority of the shares voting for the election of directors can elect all the directors if they choose to do so. The Common Stock and Class B Stock carry no preemptive rights, are not convertible, redeemable, assessable or entitled to the benefits of any sinking fund. The holders of Common Stock and Class B Stock are entitled to dividends in such amounts and at such times as may be declared by the Board of Directors out of funds legally available therefor. The Company intends that, after completion of the Offering, all future dividends, if any, declared on, or distributions with respect to, its shares of Common Stock and Class B Stock will be paid on a pro rata basis to the holders of such shares. See "Dividend Policy" for information regarding the Company's dividend policy.

     Directors may be removed, with or without cause, by the holders of the class or classes of stock that elected them. Directors may be removed by the Board of Directors only for cause. Vacancies in a directorship may be filled by the vote of the class or classes of shares that had previously filled that vacancy, or by the remaining directors or director elected by such class or classes; however, if there are no such directors, the vacancy may be filled by the other directors.

     Each share of Class B Stock will automatically convert to Common Stock on a share-for-share basis (i) in the event of a disposition of such share of Class B Stock by the holder thereof (excluding dispositions to such holder's affiliates), (ii) in the event any person not affiliated with Apple acquires beneficial ownership of 15% or more of the outstanding shares of capital stock of the Company, (iii) in the event any person not affiliated with Apple offers to acquire 15% or more of the outstanding shares of capital stock of the Company, (iv) in the event the holder of such share elects to so convert at any time after the second anniversary of the date of this Prospectus, (v) on the fifth anniversary of the date of this Prospectus or (vi) in the event the holders of a majority of the outstanding shares of Common Stock approve such conversion. In addition, the Company may elect to convert any outstanding shares of Class B Stock into shares of Common Stock in the event 80% or more of the outstanding shares of Class B Stock as of the date of this Prospectus have previously been converted into shares of Common Stock.

PREFERRED STOCK

     The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more classes or series. Subject to the provisions of the Certificate of Incorporation and limitations prescribed by law, the Board of Directors is expressly authorized to adopt resolutions to issue the shares, to fix the number of shares and to change the number of shares constituting any series and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any class or series of the Preferred Stock, in each case without any further action or vote by the holders of Common Stock.

     Although the Company has no present intention to issue shares of Preferred Stock, the issuance of shares of Preferred Stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For example, the issuance of a series of Preferred Stock might impede a business combination by including class voting rights that would enable the holders to block such a transaction; or such issuance might facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders. In addition, under certain circumstances, the issuance of Preferred Stock could adversely affect the voting power of the holders of the Common Stock. Although the Board of Directors is required to make any determination to issue such stock based on its judgment as to the best interests of the stockholders of the Company, the Board of Directors could act in a manner that would discourage an acquisition attempt or other transaction that some or a majority of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then-market price of such stock. The Board of Directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or the rules of any market on which the Company's securities are traded.

STATUTORY BUSINESS COMBINATION PROVISION

     The Company is a Delaware corporation and is subject to Section 203 of the DGCL. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined) with a Delaware corporation for three years following the time such person became an interested stockholder unless (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination, (ii) upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer) or (iii) following the transaction in which such person became an interested stockholder, the business combination was approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two thirds of the outstanding voting stock of the corporation not owned by the interested stockholder. Under Section 203, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person's becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

OTHER MATTERS

     Delaware law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of a director's fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by Delaware law, directors are accountable to corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Delaware law enables corporations to limit available relief to equitable remedies such as injunction or rescission. The Certificate of Incorporation limits the liability of directors of the Company to the Company or its stockholders to the fullest extent permitted by Delaware law. Specifically, directors of the Company will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

     The inclusion of this provision in the Certificate of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited the Company and its stockholders. The Company's Bylaws provide indemnification to the Company's officers and directors and certain other persons with respect to certain matters, and the Company has entered into agreements with each of its directors and executive officers providing for indemnification with respect to certain matters.

     The Certificate of Incorporation provides that stockholders may act only at an annual or special meeting of stockholders and may not act by written consent. The Certificate of Incorporation and Bylaws provide that special meetings of the stockholders can be called only by the Chairman of the Board, the President or a majority of the Board of Directors.

     The Certificate of Incorporation provides that the Board of Directors shall consist of three classes of directors serving for staggered terms. As a result, it is currently contemplated that approximately one-third of the Company's Board of Directors will be elected each year. The classified board provision could prevent a party who acquires control of a majority of the outstanding voting stock of the Company from obtaining control of the Board of Directors until the second annual stockholders' meeting following the date the acquiror obtains the controlling interest. See "Management -- Directors and Executive Officers and Key Employees."

     The Certificate of Incorporation provides that the number of directors shall be as determined by the Board of Directors from time to time, but shall not be less than three. It also provides that directors may be removed only for cause, and then only by the affirmative vote of the holders of at least a majority of all outstanding voting stock entitled to vote. This provision, in conjunction with the provisions of the Certificate of Incorporation authorizing the Board of Directors to fill vacant directorships, will prevent stockholders from removing incumbent directors without cause and filling the resulting vacancies with their own nominees.

STOCKHOLDER PROPOSALS

     The Company's Bylaws contain provisions (i) requiring that advance notice be delivered to the Company of any business to be brought by a stockholder before an annual meeting of stockholders and (ii) establishing certain procedures to be followed by stockholders in nominating persons for election to the Board of Directors. Generally, such advance notice provisions provide that written notice must be given to the Secretary of the Company by a stockholder
(i) in the event of business to be brought by a stockholder before an annual meeting, not less than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders (with certain exceptions if the date of the annual meeting is different by more than specified amounts from the anniversary date), and (ii) in the event of nominations of persons for election to the Board of Directors by any stockholder, (a) with respect to an election to be held at the annual meeting of stockholders, not less than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders (with certain exceptions if the date of the annual meeting is different by more than specified amounts from the anniversary date), and (b) with respect to an election to be held at a special meeting of stockholders for the election of directors, not later than the close of business on the seventh day following the day on which notice of the date of the special meeting was mailed to stockholders or public disclosure of the date of the special meeting was made, whichever first occurs. Such notice must set forth specific information regarding such stockholder and such business or director nominee, as described in the Company's Bylaws. The foregoing summary is qualified in its entirety by reference to the Company's Bylaws, which are included as an exhibit to the Registration Statement of which this Prospectus is a part.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is ChaseMellon Shareholder Services, L.L.C.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon consummation of the Acquisitions and the Offering, the Company will have outstanding (i) 4,687,979 shares of Common Stock (5,040,479 if the Underwriters' over-allotment option is exercised in full) of which the 2,350,000 shares sold in the Offering (2,702,500 if the Underwriters' over-allotment option is exercised in full) will be freely tradeable without restriction or further registration under the Securities Act, except for those held by "affiliates" (as defined in the Securities Act) of the Company, which shares will be subject to the resale limitations of Rule 144 under the Securities Act, and (ii) 4,106,852 shares of Class B Stock. The remaining 2,337,979 shares of Common Stock and all of the outstanding shares of Class B Stock are deemed "restricted securities" under Rule 144 in that they were originally issued and sold by the Company in private transactions in reliance upon exemptions under the Securities Act, and may be publicly sold only if registered under the Securities Act or sold in accordance with an applicable exemption from registration, such as those provided by Rule 144 promulgated under the Securities Act as described below.

     In general, under Rule 144 as amended effective April 29, 1997, if a minimum of one year has elapsed since the later of the date of acquisition of restricted securities from the issuer or from an affiliate of the issuer, the acquirer or subsequent holder would be entitled to sell within any three-month period a number of those shares that does not exceed the greater of one percent of the number of shares of such class of stock then outstanding or the average weekly trading volume of the shares of such class of stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the issuer. In addition, if a period of at least two years has elapsed since the later of the date of acquisition of restricted securities from the issuer or from any affiliate of the issuer, and the acquirer or subsequent holder thereof is deemed not to have been an affiliate of the issuer of such restricted securities at any time during the 90 days preceding a sale, such person would be entitled to sell such restricted securities under Rule 144(k) without regard to the requirements described above. Rule 144 does not require the same person to have held the securities for the applicable periods. The foregoing summary of Rule 144 is not intended to be a complete description thereof. The Commission has proposed certain amendments to Rule 144 that would, among other things, eliminate the manner of sale requirements and revise the notice provisions of that rule. The SEC has also solicited comments on other possible changes to Rule 144, including possible revisions to the one- and two-year holding periods and the volume limitations referred to above.

     As of February 28, 1997, options to purchase an aggregate of approximately 760,000 shares of Common Stock were outstanding under the Company's 1996 Stock Option Plan. See " Management -- 1996 Stock Option Plan." In general, pursuant to Rule 701 under the Securities Act, any employee, officer or director of, or consultant to, the Company who purchased his or her shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701, which permit non-affiliates to sell such shares without compliance with the public information, holding period, volume limitation or notice provisions of Rule 144, and permit affiliates to sell such shares without compliance with the holding period provisions of Rule 144, in each case commencing 90 days after the date of this Prospectus. A total of 170,273 shares of Common Stock will be eligible for resale pursuant to Rule 701 (upon exercise of options) 90 days following the date of this Prospectus (although the holders of those shares have agreed not to offer or sell any of those shares during the 180-Day Lockup Period). In addition, the Company intends to file a registration statement covering the 829,727 additional shares issuable upon exercise of stock options that may be granted in the future under the 1996 Stock Option Plan, in which case such shares of Common Stock generally will be freely tradable by non-affiliates in the public market without restriction under the Securities Act.

     The Company, its executive officers and directors, TriCap and the persons acquiring shares of Common Stock in connection with the Acquisitions have agreed not to offer, sell, contract to sell, grant any option or other right for the sale of, or otherwise dispose of any shares of Common Stock or any securities, indebtedness or other rights exercisable for or convertible or exchangeable into Common Stock owned or acquired in the future in any manner prior to the expiration of 180 days after the date of this Prospectus without the prior written consent of Bear, Stearns & Co. Inc., except that the Company may issue, subject to certain conditions, Common Stock in connection with acquisitions and may grant Awards (or Common Stock upon exercise of Awards) under the 1996 Stock Option Plan. In addition, the holders of the shares of Common Stock acquired in connection with the Acquisitions have agreed with the Company that they generally will not sell, transfer or otherwise dispose of any of their shares for one year following the closing of the Offering. Substantially all the outstanding shares of Class B Stock will become eligible for resale pursuant to Rule 144 in October 1997.

     In connection with the Acquisitions, the Company will enter into a registration rights agreement with former stockholders of the Founding Affiliated Practices (the "Registration Rights Agreement"), which will provide certain registration rights with respect to the Common Stock issued to such stockholders in the Acquisitions. The Registration Rights Agreement will provide the holders of Common Stock subject to the agreement with the right in the event the Company proposes to register under the Securities Act any Common Stock for its own account or for the account of others at any time through November 2001, subject to certain exceptions, to require the Company to include shares owned by them in the registration. In addition, pursuant to separate registration rights agreements with TriCap, Dr. Vondrak and TriCap Partners, TriCap, Dr. Vondrak and TriCap Partners have the right, in the event the Company proposes to register under the Securities Act any Common Stock for its own account or for the account of others at any time through November 2001, subject to certain exceptions, to require the Company to include shares owned by them in the registration. Furthermore, the registration rights agreement to which TriCap Partners is a party provides for a single demand registration right pursuant to which Apple will file a registration statement under the Securities Act to register the sale of the shares issuable to TriCap Partners on exercise of the warrant described under "Certain Transactions -- Agreements with TriCap." The demand request may be made at any time before May 31, 2002, subject to certain conditions and limitations.

     In the case of each registration rights agreement described above, the Company is generally required to pay the costs associated with such an offering other than underwriting discounts and commissions and transfer taxes attributable to the shares sold on behalf of the selling stockholders. Each registration rights agreement provides that the number of shares of Common Stock that must be registered on behalf of the selling stockholders is subject to limitation if the managing underwriter determines that market conditions require a limitation. Under each agreement, the Company will indemnify the selling stockholders thereunder, and such stockholders will indemnify the Company, against certain liabilities in respect of any registration statement or offering covered by the registration rights agreement.

     Prior to the Offering, there has been no established public market for the Common Stock. No prediction can be made of the effect, if any, that sales of shares under Rule 144, or otherwise, or the availability of shares for sale will have on the market price of the Common Stock prevailing from time to time after the Offering. The Company is unable to estimate the number of shares that may be sold in the public market under Rule 144, or otherwise, because such amount will depend on the trading volume in, and market price for, the Common Stock and other factors. Nevertheless, sales of substantial amounts of shares in the public market, or the perception that such sales could occur, could adversely affect the market price of the Common Stock of the Company. See
"Underwriting."

     The Company intends to register 2,000,000 shares of Common Stock under the Securities Act during the second quarter of 1997 for use in connection with future acquisitions. These shares generally will be freely tradable after their issuance by persons not affiliated with the Company unless the Company contractually restricts their sale. The Company anticipates that the agreements entered into in connection with its future acquisitions will contractually restrict the resale of all or a portion of the shares issued in those transactions for varying periods of time.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement among the Company, Bear, Stearns & Co. Inc. and Equitable Securities Corporation as the Representatives of the Underwriters, each of the Underwriters named below has severally agreed to purchase from the Company, and the Company has agreed to sell to the Underwriters, the respective number of shares of Common Stock set forth opposite its name below.

                                           NUMBER OF
              UNDERWRITERS                  SHARES
----------------------------------------  -----------
Bear, Stearns & Co. Inc. ...............
Equitable Securities Corporation........

                                          -----------
          Total.........................    2,350,000
                                          ===========


     The Underwriting Agreement provides that the obligations of the several Underwriters to purchase shares of Common Stock are subject to approval of certain legal matters by counsel and to certain other conditions precedent. If any of the shares of Common Stock are purchased by the Underwriters pursuant to the Underwriting Agreement, all such shares of Common Stock (other than shares of Common Stock covered by the over-allotment option described below) must be so purchased.

     The Underwriters propose to offer the shares of Common Stock directly to the public at the public offering price set forth on the cover page of this
Prospectus, and at such price less a concession not in excess of $     per share
of Common Stock to certain other dealers who are members of the National Association of Securities Dealers, Inc. The Underwriters may allow, and such
dealers may reallow, concessions not in excess of $     per share to certain
other dealers. After the public offering, the offering price and other selling terms may be changed by the Underwriters. The Company's Common Stock will be quoted on the Nasdaq National Market.

     The Underwriters have been granted a 30-day over-allotment option to purchase up to 352,500 additional shares of Common Stock of the Company exercisable at the public offering price less the underwriting discount. If the Underwriters exercise such over-allotment option, then each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage thereof as the number of shares of Common Stock to be purchased by it as shown in the above table bears to the shares of Common Stock offered hereby. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of the shares of Common Stock offered hereby.

     The officers and directors of the Company and certain holders of the Common Stock have agreed not to offer, sell, transfer, assign or otherwise dispose of, any shares of Common Stock owned by them for a period of 180 days after the date of the final Prospectus relating to the Offering, without the prior written consent of Bear, Stearns & Co. Inc.

     The Company has agreed that it will not issue, sell or grant options to purchase or otherwise dispose of any shares of its Common Stock or securities convertible into or exchangeable for its Common Stock, except, subject to certain conditions, with respect to acquisitions or pursuant to the 1996 Stock Option Plan, for a period of 180 days after the date of the final prospectus relating to the Offering without the prior written consent of Bear, Stearns & Co. Inc.

     The Underwriting Agreement provides that the Company will indemnify the Underwriters and controlling persons, if any, against certain civil liabilities, including liabilities under the Securities Act, or will contribute to payments that the Underwriters or any such controlling persons may be required to make in respect thereof.

     The Representatives of the Underwriters have informed the Company that the Underwriters do not intend to confirm sales in excess of five percent of the number of shares of Common Stock offered hereby to accounts over which they exercise discretionary authority.

     Prior to the Offering, there was no public market for the Common Stock of the Company. Consequently, the initial public offering price for the Common Stock will be determined by negotiations between the Company and the Representatives. The factors considered in making such determination will include the prevailing market conditions, the financial condition and operating history of the Company and the Affiliated Practices, their prospects and the prospects for the orthodontic services industry in general, the management of the Company and the market price of securities for companies in businesses similar to that of the Company. There can be no assurance, however, that an active or orderly trading market will develop for the Common Stock or that the Common Stock will trade in the public market subsequent to the Offering at or above the initial offering price.

     In connection with the Offering, the Underwriters may engage in transactions that stabilize, maintain, or otherwise affect the price of the Common Stock, including over-allotment and other stabilizing transactions, in accordance with Rule 104 of Regulation M promulgated by the Commission. Such transactions may be discontinued at any time.

     In connection with the Offering, certain Underwriters and selling group members, if any, may engage in passive market making transactions in the Common Stock on the Nasdaq National Market in accordance with Rule 103 of Regulation M promulgated by the Commission. Passive market making consists of displaying bids on the Nasdaq National Market limited by the prices of independent market makers and effecting purchases limited by such prices and in response to order flow. Rule 103 limits the amount of net purchases that each passive market maker can make and the displayed size of the bid. Passive market making may stabilize the market price of the Common Stock at a level above that which might otherwise prevail and, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Jackson & Walker, L.L.P., Houston, Texas. Certain legal matters in connection with the sale of the Common Stock offered hereby will be passed upon for the Underwriters by Baker & Botts, L.L.P., Houston, Texas.

                                    EXPERTS

     The financial statements of Apple Orthodontix, Inc. as of December 31, 1996 and for the period from inception, July 15, 1996, through December 31, 1996 included in this Prospectus and appearing elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, which is included herein in reliance upon the authority of said firm as experts in giving said report.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-1 (together with all exhibits, schedules and amendments relating thereto, the "Registration Statement") with respect to the Common Stock offered hereby.
This Prospectus, filed as part of the Registration Statement, does not contain all the information contained in the Registration Statement, certain portions of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement including the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement accurately describe the material provisions of such document and are qualified in their entirety by reference to such exhibits for complete statements of their provisions. All of these documents may be inspected without charge at the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following regional offices of the Commission: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies can also be obtained from the Commission at prescribed rates. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----

AUDITED FINANCIAL STATEMENTS OF APPLE ORTHODONTIX, INC

     Report of Independent Public Accountants ............................  F-2

     Balance Sheet -- December 31, 1996 ..................................  F-3

     Statement of Operations For the Period From Inception, July 15, 1996
      Through December 31, 1996 ..........................................  F-4

     Statement of Changes in Stockholders' Equity (Deficit) For the
      Period From Inception, July 15, 1996 Through December 31, 1996 .....  F-5

     Statement of Cash Flows For the Period From Inception, July 15, 1996
      Through December 31, 1996 ..........................................  F-6

     Notes to Financial Statements .......................................  F-7

UNAUDITED PRO FORMA FINANCIAL STATEMENTS .................................  F-12

     Unaudited Pro Forma Consolidated Balance Sheet December 31, 1996 ....  F-13

     Unaudited Pro Forma Consolidated Statement of Operations For the Year
      Ended December 31, 1996 ............................................  F-14

     Notes to Unaudited Pro Forma Consolidated Financial Statements ......  F-15

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Apple Orthodontix, Inc.:

     We have audited the accompanying balance sheet of Apple Orthodontix, Inc., a Delaware corporation, as of December 31, 1996, and the related statements of operations, changes in stockholders' equity (deficit) and cash flows for the period from inception, July 15, 1996, through December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Apple Orthodontix, Inc., as of December 31, 1996, and the results of its operations and its cash flows for the period from inception, July 15, 1996, through December 31, 1996, in conformity with generally accepted accounting principles.

Houston, Texas
February 28, 1997
  (except with respect to the stock split
  discussed in Note 2, as to
  which the date is April 24, 1997)

                            APPLE ORTHODONTIX, INC.
                       BALANCE SHEET -- DECEMBER 31, 1996

                                     ASSETS
CURRENT ASSETS:
     Cash and cash equivalents .................................    $    21,254
     Deferred issuance costs ...................................      1,395,350
                                                                    -----------
          Total current assets .................................      1,416,604
ORGANIZATION COSTS, net of accumulated amortization of $4,510 ..         44,687
                                                                    -----------
          Total assets .........................................    $ 1,461,291
                                                                    ===========

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
     Accounts payable ..........................................    $ 1,439,565
     Accrued bonuses ...........................................        325,000
     Other accrued liabilities .................................         35,000
     Amounts due to a founding affiliated practice .............         30,444
     Amounts due to venture capital investors ..................        515,000
                                                                    -----------
          Total current liabilities ............................      2,345,009
STOCKHOLDERS' EQUITY (DEFICIT):
     Class A Common Stock, $.001 par value, no shares
          authorized, issued and outstanding ...................           --
     Class B Common Stock, $.001 par value, 4,106,852
          shares authorized, issued and outstanding ............          4,107
     Retained deficit ..........................................       (887,825)
                                                                    -----------
          Total stockholders' equity (deficit) .................       (883,718)
                                                                    -----------
          Total liabilities and stockholders' equity
           (deficit) ...........................................    $ 1,461,291
                                                                    ===========


    The accompanying notes are an integral part of this financial statement.

                            APPLE ORTHODONTIX, INC.
                            STATEMENT OF OPERATIONS
                  FOR THE PERIOD FROM INCEPTION, JULY 15, 1996
                           THROUGH DECEMBER 31, 1996

REVENUES ..................................................         $      --
COSTS AND EXPENSES:
     Salaries and benefits ................................             627,476
     Rent .................................................              19,676
     Amortization of organization costs ...................               4,510
     General and administrative ...........................             232,232
                                                                    -----------
          Total costs and expenses ........................             883,894
PROVISION FOR INCOME TAXES ................................                --
                                                                    -----------
NET LOSS ..................................................         $  (883,894)
                                                                    ===========
NET LOSS PER SHARE ........................................         $     (0.21)
                                                                    ===========
NUMBER OF SHARES USED IN CALCULATING
NET LOSS PER SHARE ........................................           4,121,852
                                                                    ===========


    The accompanying notes are an integral part of this financial statement.

                            APPLE ORTHODONTIX, INC.
             STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                  FOR THE PERIOD FROM INCEPTION, JULY 15, 1996
                           THROUGH DECEMBER 31, 1996

                                                                      TOTAL
                                   COMMON STOCK                    STOCKHOLDERS'
                               ---------------------   RETAINED      EQUITY
                                SHARES      AMOUNT      DEFICIT     (DEFICIT)
                               ---------   ---------   ---------    ---------
BALANCE, July 15, 1996 ......       --     $    --     $    --      $    --
     Issuance of stock ......  4,106,852       4,107      (3,931)         176
     Net loss ...............       --          --      (883,894)    (883,894)
                               ---------   ---------   ---------    ---------
BALANCE, December 31, 1996 ..  4,106,852   $   4,107   $(887,825)   $(883,718)
                               =========   =========   =========    =========


    The accompanying notes are an integral part of this financial statement.

                            APPLE ORTHODONTIX, INC.
                            STATEMENT OF CASH FLOWS
                  FOR THE PERIOD FROM INCEPTION, JULY 15, 1996
                           THROUGH DECEMBER 31, 1996

CASH FLOWS USED IN OPERATING ACTIVITIES:
     Net loss ....................................................    $(883,894)
     Amortization of organization costs ..........................        4,510
     Increase in accounts payable and accrued liabilities not
     related to issuance costs ...................................      404,215
                                                                      ---------
          Net cash provided by operating activities ..............     (475,169)
                                                                      ---------
CASH FLOWS PROVIDED BY FINANCING ACTIVITIES:
     Cash paid for organization costs ............................      (49,197)
     Advances from a related party ...............................      515,000
     Advances from a founding practice ...........................      283,744
     Repayment of advances from a founding practice ..............     (253,300)
     Proceeds from issuance of common stock ......................          176
                                                                      ---------
          Net cash used in financing activities ..................      496,423
                                                                      ---------
NET INCREASE IN CASH AND CASH EQUIVALENTS ........................    $  21,254
                                                                      =========


    The accompanying notes are an integral part of this financial statement.

                            APPLE ORTHODONTIX, INC.
                         NOTES TO FINANCIAL STATEMENTS

1.  BUSINESS AND ORGANIZATION:

     Apple Orthodontix, Inc. (Apple or the Company), was established as a Delaware corporation on
July 15, 1996, for the purpose of creating an orthodontic practice management company which will own the assets of and provide management services to orthodontic practices (see Note 6). The Company's operations to date have consisted primarily of seeking affiliations with orthodontists, negotiating to acquire the assets of those professionals' practices and negotiating agreements to provide management services to those practices (Acquisitions). Apple plans to complete an initial public offering of its Class A common stock and simultaneously exchange cash and shares of its Class A common stock for selected assets and liabilities associated with 31 orthodontic practices (the Founding Affiliated Practices). The completion of the Acquisitions, public offering and entry by Apple into service agreements with the owners of the orthodontic practices will mark the beginning of Apple's operations. The financial statements have been prepared on the basis that the proposed transactions will occur although no assurance can be made that the proposed transaction will be completed. For further discussion of the various risks associated with Apple's operations and the proposed transaction, including the absence of a combined operating history, reliance on Affiliated Practices and orthodontists, the need for additional financing, government regulation, dependence on key personnel, competition, and other risks, please refer to the discussion of risk factors in the Company's registration statement.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  DEFERRED ISSUANCE COSTS

     Substantially all costs incurred to date have been in conjunction with the Acquisitions and the anticipated initial public offering (Offering) of the Company's Class A common stock. All costs incurred in connection with those efforts, excluding certain ongoing costs of the Company, have been capitalized and will be charged against the proceeds of the initial public offering upon its successful completion.

  ORGANIZATION COSTS

     Organization costs incurred in the formation of the Company are amortized on a straight-line basis over a five-year period.

  STOCKHOLDERS' EQUITY (DEFICIT)

     On October 11, 1996, 3,884,155 shares of Class B common stock were issued at a total price of $9.68. Management believes that the consideration received for those shares represented the fair value of the shares at that date. On December 9, 1996, 222,697 additional shares were issued in exchange for $166 of consideration. Management believes that the consideration received for those shares represented the fair value of the shares at that date. The shares issued through December 31, 1996 have been restated to reflect the effect of a 4,013-for-one stock split approved on April 24, 1997. The Class B common stock will be entitled to a three-tenths ( 3/10ths) of a vote per share. The Class B common stock automatically converts to one vote per share in the event of the disposition of the stock by the stockholder (excluding dispositions to the holder's affiliates), any person offers to or acquires 15% or more of the outstanding capital stock of the Company, any person acquires beneficial ownership of 15% or more of the outstanding shares of capital stock of the Company, the stockholder elects to convert at any time after the second anniversary of the effective date of this Offering, the holders of that number of shares of Class A common stock and Class B common stock, voting together as a single class, with a majority of the outstanding voting power approve conversion, or on the fifth anniversary of the effective date of the Offering. In the event that 80 percent or more of the currently outstanding shares of Class B common stock have been converted into shares of Class A common stock, the Company may elect to convert the remaining outstanding shares of Class B common shares into shares of Class A common stock. The Class A common stock to be issued to the Founding Affiliated Practices and in the Offering will be entitled to one vote per share.

                            APPLE ORTHODONTIX, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Approximately 465,456 of the issued and outstanding shares are subject to subscription agreements that include a provision that in the event of a change in control of the Company, the executive officers holding the subject shares will be entitled to put to the Company all shares purchased pursuant to such subscription agreements that such person then owns, and the Company will be required to purchase all such shares, at a price equal to the fair market value thereof at the time the change in control occurs.

     The shares used in calculating net loss per share include all shares of capital stock outstanding as of February 28, 1997 and the additional shares that would be outstanding if all options that were issued prior to the Offering were exercised and the proceeds used to repurchase shares at an assumed offering price of $11 per share.

  STOCK OPTION PLAN

     In December 1996 the board of directors of the Company adopted the 1996 Stock Option Plan (Plan). Employees, non-employee directors and advisors are eligible to receive awards under the Plan; only employees of the Company are eligible to receive incentive stock options. The aggregate number of options to purchase shares of common stock that may granted under the Plan is the greater of 1,000,000 or 12% of the number of shares of Class A common stock outstanding on the last day of the preceding calendar quarter. As of December 31, 1996, no options had been granted under the Plan. The Company anticipates that upon or shortly after the consummation of its Offering that it will grant options to purchase approximately 760,000 shares of common stock under the Plan. All of these options will be at the Offering price except for 20,000 options that were granted in January 1997 at $3.00 per option, which equaled the fair value of the common stock of the Company at that date. The Company will account for options issued to employees and non-employee directors under the Plan in accordance with APB Opinion No. 25, and accordingly no compensation cost will be recognized. The Company will provide the pro forma disclosure of net earnings per share in the notes to the financial statements as if the fair value-based method of accounting had been applied to awards as required by Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation."

  INCOME TAXES

     As reflected in the accompanying statement of operations, the Company incurred a loss from operations during the period from inception, July 15, 1996, through December 31, 1996. Due to the limited operations of the Company since its inception and the pending Offering, a valuation allowance has been recorded to fully reserve for the deferred tax benefits generated by these net operating losses. There is no significant difference in the tax and book bases of the Company's assets or liabilities that would give rise to deferred tax balances.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions by management in determining the reported amounts of liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

3.  FINANCING PROVIDED BY VENTURE CAPITAL INVESTORS:

     On November 14, 1996, the Company entered into an agreement with TriCap Funding I, L.L.C. (TriCap), whereby TriCap agreed to provide $3,000,000 to finance costs related to the Offering. As of December 31, 1996, the Company had borrowed $515,000 under this agreement. The $3,000,000, to the extent expended, will be repaid out of proceeds from the Offering, including interest at a rate of prime plus .25 percent. The Company also entered into an agreement on such date with TriCap Partners, L.L.C. (TriCap Partners) that extends through the date of the consummation of the first public offering of Common

                            APPLE ORTHODONTIX, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

Stock (or a security convertible or exchangeable for Common Stock) by the Company following the Offering. This agreement provides for (a) the payment by Apple to TriCap Partners of approximately $500,000 upon consummation of the Offering and (b) the issuance to TriCap Partners of a warrant with a value of $1,700,000 to purchase approximately 250,580 shares of Common Stock, assuming an exercise price per share of $11, to be adjusted based on the actual initial offering price to public per share. The fair value of the warrant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions: (i) expected dividend yield -- 0.0%; (ii) expected stock price volatility -- 67.5%; (iii) risk-free interest -- 6.2%; and (iv) expected life of the warrant -- 5 years.

4.  RELATED PARTY:

     The practice of a founding stockholder of the Company, John G. Vondrak, D.D.S., has paid for certain costs and expenses on behalf of the Company. Such payments, net of reimbursement in conjunction with the financing, have been reflected as amounts due to a Founding Affiliated Practice in the accompanying balance sheet and will be repaid with proceeds from the planned Offering.

5.  LITIGATION:

     On December 10, 1996, Orthodontic Centers of America (OCA) filed a complaint against Apple, Dr. Vondrak and his practice, alleging misappropriation of trade secrets and breach of a confidentiality agreement executed by Dr. Vondrak with OCA. The Company plans to vigorously defend itself in this matter and does not believe that the results of these proceedings will have a material adverse effect on the Company's operating results or financial position.

6.  PLANNED ACQUISITIONS OF FOUNDING AFFILIATED PRACTICES:

     Apple plans to complete, through a series of mergers and asset transfers, the acquisition of certain assets and assumption of certain liabilities of the Founding Affiliated Practices (the Acquisitions) concurrently with an initial public offering of shares of its Class A common stock. The Founding Affiliated Practices will receive Class A common stock and cash as consideration in the Acquisitions. In connection with the Acquisitions, the selling orthodontists will create new professional corporations, professional associations or other entities (collectively, the New PCs) that will enter into 20-year service agreements with Apple. Additionally, those orthodontists will enter into employment and noncompete agreements with the New PCs.

     The Company will not employ orthodontists or control the practice of orthodontics by the orthodontists employed by the New PCs. As Apple will not be acquiring the future patient revenues earned by the New PCs, the Acquisitions are not deemed to be business combinations. In accordance with the Securities and Exchange Commission's Staff Accounting Bulletin (SAB) No. 48, "Transfers of Nonmonetary Assets by Promoters or Shareholders," the transferred nonmonetary assets and assumed liabilities will be accounted for at the historical cost basis of the Founding Affiliated Practices. Each of the Founding Affiliated Practices is a promoter of the Offering. Any monetary assets included in the Acquisitions will be recorded at fair value. The resulting value of the net assets acquired by Apple will be recorded as the value of the stock consideration tendered. Cash consideration paid to selling orthodontists in conjunction with the Acquisitions will be reflected as a dividend paid by Apple.

     The selling orthodontists will generally retain the long-term debt obligations of their respective practices. Capital lease obligations will be assumed by the Company. In certain cases, Apple has agreed to refinance debt retained by the selling orthodontists.

                            APPLE ORTHODONTIX, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The combined detail of the Founding Affiliated Practices' assets to be transferred and liabilities to be assumed is as follows:

 COMBINED PRESENTATION OF ASSETS TO BE TRANSFERRED AND LIABILITIES ASSUMED FROM
                                      THE
             FOUNDING AFFILIATED PRACTICES AS OF DECEMBER 31, 1996

Cash and cash equivalents .......................................   $ 1,177,000
Patient receivables, net of allowances and patient prepayments ..       866,000
Prepaid expenses and other current assets .......................       137,000
Property, equipment and improvements, net .......................     2,087,000
Intangible and other long-term assets, net ......................       431,000
                                                                    -----------
Assets transferred ..............................................     4,698,000
Accounts payable and accrued liabilities ........................    (1,627,000)
Current portion of capital lease obligations ....................      (121,000)
Long-term portion of capital lease obligations ..................      (312,000)
                                                                    -----------
Assets transferred, net of liabilities assumed ..................   $ 2,638,000
                                                                    ===========


     The management service revenues that will be earned by Apple subsequent to the Acquisitions and execution of the service agreements are based on various arrangements. In general, the resulting fee will be substantially based on the patient revenues and cash collections of the New PCs and the operating expenses assumed by Apple. Apple's standard form of service agreement (the Standard Contract) will be applied to all practices operating in locations where it is not prohibited by law or governmental regulation. In those instances where the standard contract may not be permitted, an alternative form of agreement (the Alternative Contract) will be used.

      COMBINED OPERATING DATA OF THE FOUNDING AFFILIATED PRACTICES FOR THE
                          YEAR ENDED DECEMBER 31, 1996

                                       PATIENT REVENUES   CASH COLLECTIONS   OPERATING EXPENSES
                                       ----------------   ----------------   ------------------
Practices participating under the
  Standard Contract..................    $ 19,699,000       $ 19,886,000        $ 12,035,000
Practices participating under the
  Alternative Contract...............       5,358,000          5,519,000           2,935,000
                                       ----------------   ----------------   ------------------
Totals for Founding Affiliated
  Practices..........................    $ 25,057,000       $ 25,405,000        $ 14,970,000
                                       ================   ================   ==================

     Patient revenues are derived from orthodontic care provided to patients under contract terms agreed to by the patient or other responsible parties. The contracts vary by practice and by patient, and service often extends over an eighteen month to six-year period. Revenue is recognized based on the estimated costs incurred as compared to the total estimated treatment cost, with approximately 24 percent being recognized at the time of initial treatment which is related to the costs incurred at the time of initial treatment. The balance of the contract revenue is realized pro rata each month over the remaining contract period. The 24 percent estimated cost at the initial treatment date is consistent with industry standards and includes the estimated costs of diagnosis, treatment plan development, initial treatment by orthodontic personnel, orthodontic supplies and associated administrative services.

     The difference in the timing of the recognition of patient revenues and cash collections results in (i) unbilled receivables in instances where recognition of revenues precedes the patient's payment plan and (ii) patient prepayments when payments are made on a more accelerated basis than revenues are earned. The following table presents the combined uncollected patient receivables unbilled patient receivables and patient prepayments of the Founding Affiliated Practices. These amounts are not receivables of the Company, but the net position of these receivables will be acquired as part of the Acquisitions and in future periods each New PC will provide the Company with a security interest in the receivables of the New PC.

                            APPLE ORTHODONTIX, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

 COMBINED PATIENT RECEIVABLES, NET, OF THE FOUNDING AFFILIATED PRACTICES AS OF
                               DECEMBER 31, 1996

Patient receivables, net of allowances of $631,000 .............    $   918,000
Unbilled patient receivables, net of allowances of $70,000 .....      3,361,000
Patient prepayments ............................................     (3,413,000)
                                                                    -----------
     Patient receivables net of allowances and prepayments .....    $   866,000
                                                                    ===========

     Subsequent to the Acquisitions, the operating expenses of the Founding Affiliated Practices will be the responsibility of Apple. The Company will have discretion to control the level of those expenses in conjunction with providing the related services to the New PCs. The combined historical expenses of the Founding Affiliated Practices for the year ended December 31, 1996 that will be assumed by the Company in the future were:

 COMBINED DETAIL OF THE FOUNDING AFFILIATED PRACTICES' EXPENSES FOR THE YEAR
  ENDED DECEMBER 31, 1996

Salaries, wages and benefits of employees, excluding
     the orthodontists ........................................      $ 6,381,000
Orthodontic supplies ..........................................        2,548,000
Rent ..........................................................        1,923,000
Advertising and marketing .....................................          438,000
General and administrative expenses ...........................        3,680,000
                                                                     -----------
     Total operating expenses .................................       14,970,000
Depreciation and amortization on acquired assets ..............          864,000
                                                                     -----------
     Total expenses to be assumed .............................      $15,834,000
                                                                     ===========

     The combined historical financial information of the Founding Affiliated Practices presented herein is not related to the financial position or results of operations of Apple. This information is presented solely for the purpose of providing disclosures to potential investors regarding the group of entities with which Apple will be contracting to provide future services due to the significant relationships between Apple and the Founding Affiliated Practices. The Founding Affiliated Practices' financial information is presented on a combined basis to assist in an understanding of their relationship to the pro forma financial statements included elsewhere in the Company's registration statement and due to the fact that their service agreements with the Company will be signed contingent on the single common event of the completion of the Offering. The Founding Affiliated Practices were not operated under common control or management during the fiscal year ended December 31, 1996.

                            APPLE ORTHODONTIX, INC.
             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

     The following unaudited pro forma consolidated financial statements include the unaudited pro forma consolidated balance sheet of Apple Orthodontix, Inc. (Apple or the Company) as of December 31, 1996 and the unaudited pro forma consolidated statement of operations of the Company for the year ended December 31, 1996.

     The unaudited pro forma consolidated financial statements have been prepared as if (a) the acquisitions by Apple, which include the acquisition of certain assets and assumption of certain liabilities associated with 31 orthodontic practices (the Founding Affiliated Practices) for consideration consisting of a combination of cash and shares of Class A common stock of the Company, and the execution of agreements to provide management services to the Founding Affiliated Practices (collectively, the Acquisitions) and (b) the initial public offering of the Company's common stock (the Offering), had been completed. The accompanying unaudited pro forma consolidated balance sheet as of December 31, 1996 gives effect to the Acquisitions and Offering as if such transactions had occurred on December 31, 1996. The accompanying unaudited pro forma consolidated statement of operations for the year ended December 31, 1996 assumes the Company had completed the transactions on January 1, 1996.

     The Company will not employ orthodontists or control the practice of orthodontics by the orthodontists. As Apple will not be acquiring the future patient revenues earned by the Founding Affiliated Practices, the Acquisitions are not deemed to be business combinations. In accordance with the Securities and Exchange Commission's Staff Accounting Bulletin No. 48, "Transfers of Nonmonetary Assets by Promoters or Shareholders," the Acquisitions will be accounted for at the historical cost basis with the shares of Class A common stock to be issued in those transactions being valued at the historical cost of the nonmonetary assets acquired net of liabilities assumed. The cash consideration will be reflected as a dividend by Apple to the owners of the Founding Affiliated Practices.

     The unaudited pro forma consolidated financial statements have been prepared by the Company based on the audited historical financial statements of Apple included elsewhere in this Prospectus, including the audited combined financial information of the Founding Affiliated Practices included in the notes to those financial statements, and assumptions deemed appropriate by the Company. These unaudited pro forma consolidated financial statements may not be indicative of actual results that might have been obtained if the transactions had occurred on the dates indicated or which may be realized in the future. Neither expected benefits and cost reductions anticipated by the Company nor all costs associated with the Company's present or future cost structure except for certain costs of the existing management team have been reflected in the accompanying unaudited pro forma consolidated financial statements. The unaudited pro forma consolidated statement of operations includes the financial results of Apple for the period from inception, July 15, 1996, through December 31, 1996. Additionally, certain of the Founding Affiliated Practices made acquisitions or experienced departures of owner orthodontists or employee orthodontists during the year ended December 31, 1996; the Company does not consider the net effect of these changes to be significant for the purposes of these unaudited pro forma consolidated financial statements.

                            APPLE ORTHODONTIX, INC.
                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 1996
                                 (IN THOUSANDS)

                                        APPLE     ADJUSTMENTS       PRO FORMA
                                        ------    ------------      ----------
               ASSETS
CURRENT ASSETS:
     Cash and cash equivalents.......   $   21      $ 18,541 (B)     $ 13,310
                                                      (6,429)(C)
                                                       1,177 (C)
     Receivables from orthodontic
       practices.....................     --             866 (C)          866
     Deferred issuance costs and
       other current assets..........    1,395         3,605 (A)          137
                                                      (5,000)(B)
                                                         137 (C)
                                        ------    ------------      ----------
          Total current assets.......    1,416        12,897           14,313
PROPERTY AND EQUIPMENT, net..........     --           2,087 (C)        2,500
                                                         413 (D)
OTHER NONCURRENT ASSETS, net.........       45           431 (C)        1,423
                                                         947 (E)
                                        ------    ------------      ----------
          Total assets...............   $1,461      $ 16,775         $ 18,236
                                        ======    ============      ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
              (DEFICIT)
CURRENT LIABILITIES:
     Accounts payable and accrued
       liabilities...................   $1,830      $  3,605 (A)     $  2,062
                                                      (5,000)(B)
                                                       1,627 (C)
     Current portion of long-term
       liabilities...................      515           121 (C)          636
                                        ------    ------------      ----------
          Total current
             liabilities.............    2,345           353            2,698
LONG-TERM LIABILITIES................     --             312 (C)          412
                                                         100 (E)
                                        ------    ------------      ----------
          Total liabilities..........    2,345           765            3,110
STOCKHOLDERS' EQUITY (DEFICIT):
     Common stock....................        4             2 (B)            8
                                                           2 (C)
     Additional paid-in capital......     --          16,839 (B)       14,306
                                                      (3,793)(C)
                                                         413 (D)
                                                         847 (E)
     Warrants........................     --           1,700 (B)        1,700
     Retained deficit................     (888)       --                 (888)
                                        ------    ------------      ----------
          Total stockholders' equity
             (deficit)...............     (884)       16,010           15,126
                                        ------    ------------      ----------
          Total liabilities and
             stockholders' equity
             (deficit)...............   $1,461      $ 16,775         $ 18,236
                                        ======    ============      ==========


See accompanying notes to unaudited pro forma consolidated financial statements.

                            APPLE ORTHODONTIX, INC.
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                        APPLE    ADJUSTMENTS      PRO FORMA
                                        ------   ------------     ----------
REVENUES:
     Management service revenues.....   $ --       $ 18,138 (AA)  $   18,138
                                        ------   ------------     ----------
COSTS AND EXPENSES:
     Salaries, wages and benefits....      627        6,381 (BB)       7,656
                                                        648 (FF)
     Orthodontic supplies............     --          2,548 (BB)       2,548
     Rent............................       20        1,923 (BB)       1,943
     Advertising and marketing.......     --            438 (BB)         438
     General and administrative
       expenses......................      232        3,680 (BB)       3,912
     Depreciation and amortization...        5          864 (BB)         869
     Other (income) expense, net.....     --             47 (CC)         (31)
                                                        (78)(DD)
                                        ------   ------------     ----------
          Total costs and expenses...      884       16,451           17,335
                                        ------   ------------     ----------
INCOME (LOSS) BEFORE INCOME TAXES....     (884)       1,687              803
PROVISION FOR INCOME TAXES...........     --            305 (EE)         305
                                        ------   ------------     ----------
NET INCOME (LOSS)....................   $ (884)    $  1,382       $      498
                                        ======   ============     ==========
NET INCOME (LOSS) PER SHARE..........                             $      .06
                                                                  ==========
NUMBER OF SHARES USED IN NET INCOME
  PER SHARE CALCULATION..............                              7,708,372(GG)
                                                                  ==========


See accompanying notes to unaudited pro forma consolidated financial statements.

                            APPLE ORTHODONTIX, INC.
         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET ADJUSTMENTS

     The accompanying unaudited pro forma consolidated balance sheet as of December 31, 1996 gives effect to the Acquisitions and the Offering as if those transactions had occurred on December 31, 1996. The unaudited pro forma consolidated balance sheet does not represent the historical or future financial position of Apple.

     (A) Reflects the accrual of estimated offering costs to be incurred subsequent to December 31, 1996, in conjunction with the Offering to a total of $5,000.

     (B) Reflects the issuance of 2,350,000 shares of Class A common stock by the Company in the Offering at an assumed initial public offering price of $11.00 per share, net of underwriters' commissions of $1,809 and the reclassification of deferred issuance costs of $5,000 and the payment of a cash fee to an affiliate of TriCap at closing of $500 in total against the Offering proceeds. An affiliate of TriCap will also receive warrants to purchase shares at the initial offering price with a total value of $1,700. The resulting net proceeds of $16,941 are reflected as Class A common stock, par value of $.001 per share, totaling $2, with the remaining amount recorded as additional paid-in capital of $16,839.

     (C) Reflects completion of the Acquisitions, which will involve (1) the issuance of 2,337,979 shares of Class A Common Stock based on the assumed initial public offering price of $11.00 per share and (2) the declaration of a $6,429 dividend, taken together, as consideration in the Acquisitions for net assets with a historical net book value as of December 31, 1996 of $2,638 consisting of certain assets and certain liabilities of the Founding Affiliated Practices.

     The assets transferred and liabilities assumed from the Founding Affiliated Practices reflected herein are as follows:

Cash and cash equivalents ..........................................    $ 1,177
Patient receivables, net of allowances and patient prepayments .....        866
Prepaid expenses and other current assets ..........................        137
Property, equipment and improvements, net ..........................      2,087
Intangible and other long-term assets, net .........................        431
Accounts payable and accrued liabilities ...........................     (1,627)
Current portion of capital lease obligations .......................       (121)
Long-term portion of capital lease obligations .....................       (312)
Cash dividend ......................................................     (6,429)
                                                                        -------
     Stockholders' deficit .........................................    $(3,791)
                                                                        =======


     Net assets acquired does not include certain long-term debt of the Founding Affiliated Practices which will be assumed by the owner orthodontists at or prior to the Acquisitions.

     This transaction would produce a pro forma deferred tax asset of approximately $250 which has been fully reserved in these pro forma statements as the realizability of such asset cannot be determined.

     (D) Represents property, equipment and improvements separately owned by a selling orthodontist at December 31, 1996 related to new offices opening in 1997 that will also be acquired as an additional part of the Acquisitions in note
(C).

     (E) Reflects the estimated amount of financing Apple will provide to the selling orthodontists to refinance debt which was outstanding and recorded by the Founding Affiliated Practices as of December 31, 1996 resulting in notes receivable from the selling orthodontists of $947 offset by approximately $100 of debt which Apple has agreed to assume in conjunction with the Acquisitions.

                            APPLE ORTHODONTIX, INC.
 NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS ADJUSTMENTS

     The accompanying unaudited pro forma consolidated statement of operations for the year ended December 31, 1996 assumes the Company had completed the Acquisitions and the Offering on January 1, 1996. The pro forma adjustments are based on the historical financial results of the Founding Affiliated Practices. This statement does not represent the historical or future results of operations of the Company.

     (AA) Represents estimated management service revenues of Apple calculated in accordance with the management service agreements anticipated to be entered into with the Founding Affiliated Practices, as applied to the historical operating results of the individual Founding Affiliated Practices for the year ended December 31, 1996.

     The management service fees earned by the Company will be in accordance with two general types of service agreements -- the standard form of the service agreement (Standard Contract) and the alternative form of the service agreement (the Alternative Contract). The determination of which agreement will be used for a practice depends on the laws relating to the corporate practice of dentistry and fee splitting in the state or states in which that practice operates. The Standard Contract calls for a calculation of the monthly service fee based on the total revenues earned by the New PCs, which is defined by the agreement to represent 24% of the total contract value in the initial month of a patient's treatment with the remainder of the contract balance earned evenly over the balance of the contract term. From total revenues, the orthodontists retain a set percentage of the New PC's cash collections. There are adjustments to the service fee designed to both provide incentives for the orthodontists to provide efficient patient treatment and to increase the number of patients treated, as well as to ensure that the orthodontists retain a minimum amount for payment of their compensation from their respective New PCs on a monthly basis. The Alternative Contract is currently offered in California. It is a cost plus fee arrangement, whereby the service fee includes the reimbursement of defined expenses incurred by Apple in the course of providing services to the New PC plus a percentage of revenues.

     The pro forma management service fee for practices that have agreed to the Standard Contract is based on the accrual basis revenues of the Founding Affiliated Practices ($19,699) less an amount based on the cash collections of the practices ($6,547) appropriately adjusted for various provisions of the service fee agreement (taken together, a net increase of $1,327). The resulting pro forma management service fee for the year ended December 31, 1996 is $14,479.

     The pro forma management service fee for practices that have agreed to the Alternative Contract represents a percentage of revenues ($724) and reimbursement of the operating expenses of those practices ($2,935). The total pro forma management service revenues would have been:

Practices participating under the Standard Contract ..............       $14,479
Practices participating under the Alternative Contract ...........         3,659
                                                                         -------
     Total pro forma management service revenues .................       $18,138
                                                                         =======

     Apple will be managed on a regional basis. The following information on the pro forma management service fee is provided on a regional basis as supplemental information.

                                                          PRO FORMA
                                        HISTORICAL       MANAGEMENT
                                          PATIENT          SERVICE
               REGION                    REVENUES           FEES
-------------------------------------   -----------      -----------
California...........................     $ 5,358          $ 3,659
Western..............................      10,709            7,640
East Coast...........................       5,392            4,094
Central..............................       3,598            2,745
                                        -----------      -----------
                                          $25,057          $18,138
                                        ===========      ===========

                            APPLE ORTHODONTIX, INC.
 NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The revenues and cash collections used to calculate the pro forma management service revenues have not been adjusted for the pro forma effect of acquisitions and dispositions made by the Founding Affiliated Practices during the year ended December 31, 1996. Management does not believe that such adjustments would have a material impact on the calculation of these pro forma calculations.

     (BB) Represents an adjustment to reflect certain historical costs of the Founding Affiliated Practices that will be incurred by the Company in order to fulfill the Company's obligations under the service agreements with the Founding Affiliated Practices.

     (CC) Reflects interest expense attributable to capital lease obligations expected to be assumed by Apple in connection with the Acquisitions.

     (DD) Reflects interest income on the notes receivable from orthodontists related to the refinancing of their long term obligations at a rate of prime plus one percent less increased interest expense related to debt of the practices' that the Company has agreed to assume.

     (EE) Reflects federal and state income taxes the Company would have incurred on pro forma income before taxes at an assumed income tax rate of 38 percent.

     (FF)__Represents the total annual management salaries, excluding acquisition personnel, of the existing management team less the salary expense reflected in the Company's historical results for the period from inception through December 31, 1996 to reflect the assumption that the management team would have been in place as of January 1, 1996.

     (GG) The number of shares used in the pro forma net income per share calculation are determined as follows:

Apple outstanding shares before the Acquisitions and Offering ...     4,106,852
Shares to be issued for the Acquisitions ........................     2,337,979
Shares to be issued in the Offering .............................     2,350,000
Net shares that would be outstanding if outstanding options
  were exercised and the proceeds were used to repurchase
  shares at the assumed initial public offering price ...........        14,545
Less -- Shares not required for the Acquisitions and other
  uses of proceeds ($12,111/$11.00) .............................    (1,101,005)
                                                                     ----------
     Total ......................................................     7,708,372
                                                                     ==========

================================================================================
     NO DEALER, SALES REPRESENTATIVE OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                             ---------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary ........................................................    3
Risk Factors ..............................................................    8
The Company ...............................................................   14
Use of Proceeds ...........................................................   14
Dividend Policy ...........................................................   14
Dilution ..................................................................   15
Capitalization ............................................................   16
Selected Financial Data ...................................................   17
Management's Discussion and Analysis of Financial Condition and
  Results of Operations ...................................................   18
Business ..................................................................   21
Management ................................................................   32
Certain Transactions ......................................................   38
Security Ownership of Certain Beneficial Owners and Management ............   41
Description of Capital Stock ..............................................   42
Shares Eligible for Future Sale ...........................................   46
Underwriting ..............................................................   48
Legal Matters .............................................................   49
Experts ...................................................................   49
Additional Information ....................................................   50
Index to Financial Statements .............................................  F-1


     UNTIL               , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

================================================================================
================================================================================

                                2,350,000 SHARES

                            [LOGO APPLE ORTHODONTIX]
                                  COMMON STOCK

                              ---------------------
                                   PROSPECTUS
                              ---------------------

                            BEAR, STEARNS & CO. INC.
                        EQUITABLE SECURITIES CORPORATION

                                             , 1997

================================================================================

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses to be paid by the Company (other than underwriting compensation expected to be incurred) in connection with the offering described in this Registration Statement. All amounts are estimates, except the SEC Registration Fee, the NASD Filing Fee and the Nasdaq National Market Listing Fee.

SEC Registration Fee .........................................        $    9,828
NASD Filing Fee ..............................................             3,615
American Stock Exchange Listing Fee ..........................            42,500
Blue Sky Fees and Expenses ...................................            10,000
Printing Costs ...............................................           200,000
Legal Fees and Expenses ......................................         1,450,000
Accounting Fees and Expenses .................................         3,300,000
Transfer Agent and Registrar Fees and Expenses ...............             5,000
Premiums for D&O Insurance ...................................           125,000
Miscellaneous ................................................           354,057
                                                                      ----------
          Total ..............................................        $5,500,000
                                                                      ==========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  DELAWARE GENERAL CORPORATION LAW

     Section 145(a) of the General Corporation Law of the State of Delaware (the "DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgements, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of NOLO CONTENDERE or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     Section 145(b) of the DGCL states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 145(c) of the DGCL provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred by him in connection therewith.

     Section 145(d) of the DGCL states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b). Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

     Section 145(e) of the DGCL provides that expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

     Section 145(f) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of
Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

     Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of Section 145.

     Section 145(j) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the heirs, executors and administrators of such a person.

CERTIFICATE OF INCORPORATION

     The Restated Certificate of Incorporation of the Company provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Company, in addition to the limitation on personal liability described above, shall be limited to the fullest extent permitted by the amended DGCL. Further, any repeal or modification of such provision of the Restated Certificate of Incorporation by the stockholders of the Company shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Company existing at the time of such repeal or modification.

BYLAWS

     The Bylaws of the Company provide that the Company will indemnify and hold harmless any director or officer of the Company to the fullest extent permitted by applicable law, as in effect as of the date of the adoption of the Bylaws or to such greater extent as applicable law may thereafter permit, from and against all losses, liabilities, claims, damages, judgments, penalties, fines, amounts paid in settlement and expenses (including attorneys' fees) whatsoever arising out of any event or occurrence related to the fact that such person is or was a director or officer of the Company and further provide that the Company may, but is not required to, indemnify and hold harmless any employee or agent of the Company or a director, officer, employee or agent of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise who is or was serving in such capacity at the written request of the Company; provided, however, that the Company is only required to indemnify persons serving as directors, officers, employees or agents of the Company for the expenses incurred in a proceeding if such person is a party to and is successful, on the merits or otherwise, in such proceeding, or if unsuccessful in the proceeding, but successful as to a matter in such proceeding, the expenses attributable to such matter and provided further that the Company may, but is not required to, indemnify such persons who are serving as a director, officer, employee or agent of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise at the written request of the Company for the expenses incurred in a proceeding if such person is a party to and is successful, on the merits or otherwise, in such proceeding. The Bylaws further provide that, in the event of any threatened, or pending action, suit or proceeding in which any of the persons referred to above is a party or is involved and that may give rise to a right of indemnification under the Bylaws, following written request by such person, the Company will promptly pay to such person amounts to cover expenses reasonably incurred by such person in such proceeding in advance of its final disposition upon the receipt by the Company of (i) a written undertaking executed by or on behalf of such person providing that such person will repay the advance if it is ultimately determined that such person is not entitled to be indemnified by the Company as provided in the Bylaws and (ii) satisfactory evidence as to the amount of such expenses.

UNDERWRITING AGREEMENT

     The Underwriting Agreement provides for the indemnification of the directors and officers of the Company in certain circumstances.

TRICAP PARTNERS, L.L.C. AGREEMENT

     The financial advisory consulting agreement provides for the indemnification of the directors and officers of the Company in certain circumstances.

  INSURANCE

     The Company intends to maintain liability insurance for the benefit of its directors and officers.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     The following information relates to securities of the Company issued or sold within the past three years which were not registered under the Securities
Act:

     On October 11, 1996, the Company issued 420, 415.5, 52.5, 40, 10, 10, 10, 5 and 5 shares of Common Stock to TriCap Funding I, L.L.C., John G. Vondrak, D.D.S., W. Daniel Cook, Robert J. Syverson, Roxanne Robertson, Wm. Randol Womack, D.D.S., Duncan Y. Brown, D.D.S., Wanda Rose and Stephen DeOrlow, Trustee, respectively, the founders of the Company, for $0.01 per share. On December 9, 1996, the Company issued 23.5, 24.5, 5 and 2.5 shares of Common Stock to Michael W. Harlan, LeeAnn Peniche, Orthodontic Investors of Texas II, Inc. and Allan Benson, respectively, for $3.00 per share. Such issuances were exempt from the registration requirements of the Securities Act by virtue of
Section 4(2) thereof as transactions not involving any public offering.

     In March 1997, each outstanding share of Common Stock was reclassified into 4,012.5569 shares of Class B Stock (the "Stock Split"). The Stock Split was exempt from the registration requirements of the Securities Act as it did not involve a "sale," as defined in Section 2(3) of the Securities Act.

     Simultaneously with the completion of this Offering, the Company will issue 2,337,979 shares of Common Stock in connection with the acquisition of the Founding Affiliated Practices. Such issuances will be exempt for the registration requirements of Section 4(2) thereof as transactions not involving any public offering.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a)  Exhibits.

        EXHIBIT
         NUMBER                                                  DESCRIPTION
------------------------  ------------------------------------------------------------------------------------------
           1.1*      --   Form of Underwriting Agreement
           2.1+      --   Form of Agreement and Plan of Reorganization
           2.2+      --   Form of Uniform Provisions relating to Agreement and Plan of Reorganization
           3.1       --   Restated Certificate of Incorporation
           3.2       --   Bylaws
           4.1*      --   Form of certificate evidencing ownership of Common Stock of Apple Orthodontix, Inc.
           4.2       --   Form of Registration Rights Agreement
           4.3       --   Registration Rights Agreement among Apple Orthodontix, Inc., John G. Vondrak, D.D.S. and
                          TriCap Funding I, L.L.C.
           4.4       --   Registration Rights Agreement between TriCap Partners, L.L.C. and Apple Orthodontix, Inc.
           5.1*      --   Opinion of Jackson & Walker, L.L.P.
          10.1       --   Apple Orthodontix, Inc., 1996 Stock Option Plan
          10.2+      --   Employment Agreement between Apple Orthodontix, Inc. and John G. Vondrak, D.D.S.
          10.3+      --   Employment Agreement between Apple Orthodontix, Inc. and Robert J. Syverson
          10.4+      --   Employment Agreement between Apple Orthodontix, Inc. and Michael W. Harlan
          10.5+      --   Employment Agreement between Apple Orthodontix, Inc. and W. Daniel Cook
          10.6+      --   Form of California Service Agreement
          10.7+      --   Employment Agreement of H. Steven Walton
          10.8       --   Form of Service Agreement
          23.1       --   Consent of Arthur Andersen LLP
          23.2*      --   Consent of Jackson & Walker, L.L.P. (contained in Exhibit 5.1)
          24.1+      --   Power of Attorney (contained on the signature page of this Registration Statement)

------------
* To be filed by amendment.

+ Previously filed.

     (b)  Financial Statement Schedules.

     All schedules are omitted because they are not applicable or because the required information is contained in the Financial Statements or Notes thereto.

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes as follows:

     (1) To provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     (2) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payments by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (3) That, for the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (4) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, APPLE ORTHODONTIX, INC. HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF HOUSTON, STATE OF TEXAS, ON APRIL 28, 1997.

                                          APPLE ORTHODONTIX, INC.
                                          By: /s/ JOHN G. VONDRAK, D.D.S.
                                                  JOHN G. VONDRAK, D.D.S.
                                                  CHAIRMAN OF THE BOARD AND
                                                   CHIEF EXECUTIVE OFFICER

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED AND ON APRIL 28, 1997.

              SIGNATURES                                  TITLE
---------------------------------------  ---------------------------------------
      /s/ JOHN G. VONDRAK, D.D.S.        Chairman of the Board and Chief
       JOHN G. VONDRAK, D.D.S.           Executive Officer (Principal Executive
                                         Officer)

        /s/ MICHAEL W. HARLAN*           Vice President and Chief Financial
          MICHAEL W. HARLAN              Officer (Principal Financial and
                                         Accounting Officer)

          /s/ W. DANIEL COOK*            Director
            W. DANIEL COOK

       /s/ WILLIAM W. SHERRILL*          Director
         WILLIAM W. SHERRILL

       *By /s/ MICHAEL W. HARLAN
               MICHAEL W. HARLAN,
               INDIVIDUALLY AND AS
                ATTORNEY-IN-FACT